Exhibit 10.1

LEASE

LANDLORD:	ALBANY ROAD - 100 DOMAIN LLC, a Delaware limited liability company

TENANT:	VAPOTHERM, INC.

PREMISES:	100/150 Domain Drive Exeter, New Hampshire

DATED:	September 30, 2016

i

THIS LEASE (this “Lease”) is entered into as of the 30th day of September, 2016, by and between ALBANY ROAD - 100 DOMAIN LLC, a Delaware limited liability company (“Landlord”), and VAPOTHERM, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant are parties to that certain lease (the “Existing Lease”) dated May 3, 2016 for space located at 100/150 Domain Drive, Exeter, New Hampshire (the “Existing Premises”), consisting of 5,529 square feet of rentable office floor area (the “Office Space”) and 25,670 square feet of storage space (the “Existing Storage Space”), and

WHEREAS, Landlord and Tenant desire to enter into a new lease for both the Existing Premises and additional space (such that the “Premises”, as defined below, will consist of 50,879 square feet of rentable floor area), all as more particularly set forth herein;

NOW, THEREFORE, Landlord and Tenant have agreed to enter into this Lease, all on the terms and conditions set forth herein.

WITNESSETH:

In consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Landlord and Tenant hereby agree with each other as follows:

ARTICLE I

DEMISED PREMISES

Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, the Premises, which is part of a building containing 263,486 rentable square feet (the “Building”), which is situated on the land described in Exhibit A attached hereto and made a part hereof (the “Land”, and together with all improvements located thereon and appurtenances thereto, and including without limitation the Building, the “Property”), together with a non-exclusive right with other tenants of the Building to use of that part of the Property intended for the common use of more than one or all tenants, including among other facilities (as such may be applicable to the Property) loading areas, elevator, sidewalks, lobbies, hallways, lighting facilities, fire suppression system(s), security system(s), fitness center and related equipment contained therein, parking areas, and the like (the “Common Areas”).

The Premises consists of the following:

•	The Office Space;

•	16,550 square feet of rentable manufacturing floor area (the “Manufacturing Space”); and

•

28,800 square feet of storage space (consisting of the Existing Storage Space and an additional 3,130 square feet of storage space; together, the “Storage Space”). Together, the Manufacturing Space and the Storage Space shall collectively be referred to herein as the “Manufacturing and Storage Space”.

The Premises shall have an approximate location as shown on Exhibit B.

Prior to the Commencement Date, either party to this Lease shall have the right to have the rentable square feet of the Office Space and/or the Manufacturing and Storage Space measured and calculated in accordance with the Building Owners & Manager’s Association’s Standard Method for Measuring Floor Area in Office Buildings (ANSI /BOMA 265.1 -1996 (the “BOMA Standard”), and such measurement and calculation shall be binding on the parties hereto.

ARTICLE II

TERM

The term of this Lease shall be for a period of seven (7) years (the “Original Term”), commencing on the Commencement Date (as defined below) and expiring the day immediately preceding the eighth (8th) anniversary of the Commencement Date (the “Expiration Date”); provided, however, that if the Commencement Date shall occur on a day other than the first day of a month, the Expiration Date shall be the last day of the month in which such eight year anniversary shall occur. Upon the Commencement Date of this Lease, the Existing Lease shall automatically terminate. Until the Commencement Date, Tenant shall continue to pay all rent and perform all of its obligations under the Existing Lease.

As used in this Lease, the term “Commencement Date” shall mean the first to occur of the following: (a) the date on which Landlord delivers possession of the Manufacturing and Storage Space with the Landlord’s Work Substantially Complete (as those terms are hereinafter defined), or (b) if the date of Substantial Completion of Landlord’s Work or Tenant Improvement Work is delayed by reason of Tenant Delay(s) (as hereinafter defined), the date on which Landlord’s Work would have been Substantially Completed (as defined in the Work Letter) but for such Tenant Delay(s). The estimated Commencement Date is December 1, 2016.

Tenant shall be granted access to the portions of the Premises that it does not currently occupy no later than thirty (30) days prior to the Commencement Date for the purpose of installing telecommunications and business equipment. No rent, Additional Rent, utilities or any other charges under this Lease will be charged during the early access period.

Provided Tenant is not in default, beyond the applicable cure period, under this Lease either at the time of notice of exercise or on the commencement date of any Extension Term (as defined herein), Tenant shall have two (2) options (each, an “Extension Option”) to extend the term of this Lease for five (5) years each (each, an “Extension Term”). If Tenant shall elect to exercise an Extension Option (and Tenant has the right to do so), Tenant shall notify Landlord in accordance with the provisions of this Lease no later than twelve (12) months before the Expiration Date (or twelve (12) months prior to the expiration of the first Extension Term, as applicable), or Tenant shall be deemed to have waived its Extension Option. Time is of the essence with respect to the giving of such notice. If properly exercised, the Extension Term shall commence on the first day following the Expiration Date (or on the day following the expiration of the first Extension Term, as applicable), and shall be governed by the same terms and conditions as are set forth in this

Lease, except that annual fixed rental shall be in an amount equal to ninety-five percent (95%) of the then fair market rent, as provided below. The Original Term, together with each Extension Term, if properly exercised, is hereinafter sometimes collectively referred to as the “term” as the context shall require. If either or both Extension Options are exercised, the term “Expiration Date” shall be modified as appropriate. During the term, Tenant shall be permitted to access the Premises twenty-four (24) hours per day, seven (7) days per week. The normal operating hours for the Common Areas are currently, Monday through Friday, inclusive, from 7:00 a.m. to 6:00 p.m., holidays excepted (hereinafter referred to as “Normal Business Hours”).

The annual fixed rental payable during each Extension Term shall be Ninety-Five percent (95%) of the fair market rent for comparable space in effect in the Exeter, New Hampshire market on the commencement date of the applicable Extension Term (the “Fair Market Rent”) including without limitation any concessions being offered in above-referenced marketplace for space of comparable size, quality and location.

The Fair Market Rent shall be determined as follows:

(1)    Within thirty (30) calendar days after receipt of Tenant’s notice electing to exercise an Extension Option, Landlord shall furnish Tenant with Landlord’s estimate of Fair Market Rent (“Landlord’s Rent Estimate”).

(2)    Within fifteen (15) calendar days after receipt of Landlord’s Rent Estimate, Tenant shall respond and specify whether Tenant accepts or disputes Landlord’s Rent Estimate. If Tenant disputes Landlord’s Rent Estimate, Tenant shall state the extent of such dispute.

(3)    If Tenant disputes Landlord’s Rent Estimate, Tenant and Landlord shall negotiate in good faith for an additional thirty (30) calendar days to reach agreement on the Fair Market Rent.

(4)    If Tenant and Landlord shall not have reached agreement as to the Fair Market Rent after such additional thirty (30) calendar days, Landlord and Tenant, within ten (10) calendar days after the expiration of such thirty (30) calendar day period, shall each select a real estate broker (each, a “Valuation Expert”) affiliated with a major New Hampshire commercial real estate brokerage firm and having at least ten (10) years’ experience in the field with properties similar to the Building in the Exeter, New Hampshire area to determine the Fair Market Rent. The two selected brokers shall within fourteen (14) calendar days appoint a third broker having the qualifications described above (the “Third Broker”). Each party shall pay the fees and expenses of the broker it selected and the fees and expenses of the Third Broker shall be borne equally by both parties.

(5)    Within thirty (30) calendar days after the selection of the Third Broker, the brokers shall determine the Fair Market Rent. In the event that the brokers have not agreed upon the Fair Market Rent within such thirty (30) day period, each broker shall simultaneously deliver, within ten (10) calendar days thereafter, a written appraisal of the Fair Market Rent to Landlord and Tenant, and the Fair Market Rent shall be the average of the two closest appraisals.

(6)    If Landlord or Tenant shall have failed to designate a broker within the time period provided therefor above, then the broker which has been designated, whether by Landlord or Tenant, shall alone make the determination of the Fair Market Rent. If Tenant and Landlord have both designated brokers but the two brokers so designated do not agree upon and designate the third broker willing so to act within the time period provided therefor above, the Tenant, the Landlord or either broker previously designated may apply to either the American Arbitration Association or the New Hampshire Real Estate Commission for the designation of a third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though such broker had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the broker first appointed, the American Arbitration Association, or the said New Hampshire Real Estate Commission, as the case may be, whichever made the original appointment.

ARTICLE III

RENT

Commencing on the Commencement Date, Tenant covenants and agrees to pay to Landlord, at the address as hereinafter set forth, an annual fixed rental, in advance on the first day of each month, at the following annual rates:

Lease Year	Annual Fixed Rental/RSF	Annual Fixed Rental	Monthly Fixed Rental
1	$15.36	$781,474.00	$65,122.83
2	$15.59	$793,275.00	$66,106.25
3	$15.83	$805,372.00	$67,114.33
4	$16.07	$817,771.00	$68,147.58
5	$16.32	$830,481.00	$69,206.75
6	$16.58	$843,508.00	$70,292.33
7	$16.84	$856,860.00	$71,405.00

Annual fixed rental for any partial calendar month following the Commencement Date shall be prorated on a daily basis based on a 365-day year.

Tenant further agrees to pay such other charges and rents as are specified in the following Articles, without any notice, demand, setoff or deduction whatsoever, except as may otherwise be set forth herein. All payments of rent (fixed and additional) shall be made payable to “ALBANY ROAD - 100 DOMAIN LLC” and may be submitted

(i)	by wire transfer to:

Albany Road - 100 Domain LLC

Citizens Bank, N.A.

1 Citizens Drive

Riverside, RI 02915

Routing/ABA: xxxxx

Account Number:     xxxxx

Account Name:         xxxxx

(ii)	by check or money order to:

Albany Road - 100 Domain LLC

Ref: xxxxx

CBRE / New England

33 Arch Street, 28th Floor

Boston, MA 02110

or to such other person or address as Landlord shall from time to time designate by notice to Tenant.

If any payment of rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, the same shall bear interest from the date when the same was payable until the date paid at the lesser of (a) twelve percent (12%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law. Such interest shall constitute additional rent payable hereunder. The covenant to pay Rent shall be independent of every other covenant in this Lease.

Annual fixed rent may increase or decrease as a result of the occurrence of certain events, as more particularly set forth in the Work Letter (as defined in Article V, Section (B)). Prior to the Commencement Date, Landlord and Tenant shall execute a document in a form reasonably satisfactory to both Landlord and Tenant memorializing the revised annual fixed rent.

ARTICLE IV

ADDITIONAL RENT

All charges due and payable under this Article IV shall hereinafter be referred to as “Additional Rent”.

(A)    Real Estate Taxes:

In addition to the annual fixed rental as set forth in Article III, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes. As used herein, “Tenant’s Proportionate Share of Taxes” shall mean the sum of (i) the real estate taxes upon the Building, and (ii) the real estate taxes upon the Land and Common Area, multiplied by a fraction, the numerator of which shall be the rentable square footage of the Premises, and the denominator of which shall be the rentable square footage of the Building. For the tax years during which the term of this Lease shall commence and terminate, Tenant shall pay a pro rata portion of Tenant’s Proportionate Share of Taxes. Because there is more than one taxing authority, comprised of the Town of Stratham and the Town of Exeter, the real estate taxes for any period shall be the sum of the real estate taxes for said period attributable to each taxing authority. Estimated payments on account of the real estate taxes levied upon the Premises shall be paid based upon the prior year’s tax bill, as part of Tenant’s total rent, monthly, and at the times and in the fashion herein provided for the payment of annual fixed rental. Promptly after the end of each tax year, Landlord shall make a determination of the real estate taxes upon the Premises, and Landlord shall provide all reasonable documentation and information to Tenant regarding such determination of the real estate taxes. If the aforesaid payments theretofore made for such tax year by Tenant exceed the real estate taxes upon the Premises, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this paragraph; if, however, the real estate taxes upon the Premises for such tax year are greater than such payments theretofore made on account for such tax year, Tenant shall make a payment to Landlord of the amount so due within thirty (30) days of written demand. The monthly payment on account of the real estate taxes upon the Premises shall be replaced each year by a payment which is one-twelfth (1/12) of the real estate taxes upon the Premises for the immediately preceding tax year. Appropriate adjustments shall be made in said monthly payment if the real estate taxes upon the Premises for the current tax year shall be known prior to the end of said tax year. Landlord shall not collect more than 100% of the real estate taxes assessed on the Building from all the tenants in the Building.

In the event of any abatements, refunds or rebates of the real estate taxes upon the Premises, an appropriate adjustment shall be made between Landlord and Tenant to take into account such abatements, refunds or rebates less all reasonable costs of securing the same. Furthermore, an equitable adjustment shall be made in the event of any change in the method or system of taxation by the applicable municipality from that which is now applicable, including without limitation any change in the dates and period for which such taxes are levied. Landlord agrees to engage such experts as are necessary to challenge any tax assessments which Landlord, in its reasonable discretion, determines to be unreasonable.

Tenant shall pay all taxes upon its personal property in or upon the Premises. The expression “real estate taxes” shall include betterment assessments and other governmental charges which may be charged, assessed or imposed upon the Premises, but shall not include any fines or penalties unless such fines are penalties are the result of any action or non-action of Tenant.

Real estate taxes shall not be assessed to Tenant for any increase in real estate taxes on the Property for any additions to the Building completed after the Commencement Date.

Real estate taxes shall also exclude: (i) any state, local, federal, personal or corporate income tax measured by the income of LL; (ii) any estate, inheritance, or gift taxes; (iii) any franchise, succession or transfer taxes; and (iv) interest on taxes or penalties resulting from LL’s failure to pay taxes (provided Tenant shall have made its required payments in a timely fashion).

Tenant’s Proportionate Share of Taxes is currently estimated to be $1.39 per square foot, but Tenant acknowledges that such amount is an estimate only, without any representation or warranty by Landlord, and is subject to change.

(B)    Operating Expenses. For the purposes of this Article IV, Section (B), the following terms shall have the following respective meanings:

“Operating Year”: Each successive calendar year in which any part of the term of this Lease shall fall.

“Operating Expenses”: All reasonable expenses incurred by Landlord in operating and maintaining the Building, the Property, the Common Areas and appurtenances thereof, including, without limitation, premiums for insurance; compensation and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in maintenance of the Building and Property; steam, water, sewer, electric, gas, telephone, and other utility charges not billed directly to tenants by Landlord or the utility company; cost of repairs and replacements to the Building and the Property; cost of sweeping and cleaning the paved areas of the Property; cost of snow plowing or removal, or both, and care of landscaping; payments to independent contractors under service contracts for any of the foregoing services (which payments may be to affiliates of Landlord provided the same are at competitive rates); operating and maintenance expenses for any cafe or fitness center used in common with other tenants of the Property; all other reasonable and necessary expenses paid in connection with the operation, management (including, without limitation, any management fee), maintenance and repair (but not replacements, unless such replacement is a Permitted Capital Expenditure, as defined below) of the Building and the Property, or either. All Operating Expenses shall be determined in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied. Landlord shall cause the association which owns and operates the water and sewer lines which serve the Building (the “Association”) to maintain said lines in good repair and the costs of such maintenance shall be included in Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following:

(1)    Expenses otherwise paid by Tenant in connection with Tenant’s obligations to maintain the Premises;

(2)    Leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Property;

(3)    legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

(4)    costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Property, including Tenant, or relocating any tenant;

(5)    financing costs including interest and principal amortization of debts and the costs of providing the same;

(6)    except as otherwise expressly provided above, depreciation;

(7)    rental on ground leases or other underlying leases and costs of providing the same;

(8)    wages, bonuses and other compensation of employees above the grade of property manager and fringe benefits other than insurance plans and tax qualified benefit plans;

(9)    any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances (as defined below) and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Property (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

(10)    costs of any items for which Landlord is paid or reimbursed by insurance;

(11)    insurance or real estate taxes assessed specifically to any tenant of the Building or the Property for which Landlord is entitled to reimbursement from any other tenant;

(12)    charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

(13)    cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after Normal Business Hours;

(14)    the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare;

(15)    cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Property;

(16)    cost of any work or service performed on an extra cost basis for any tenant in the Building or the Property to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

(17)    cost of any work or services performed for any facility other than the Building or Property;

(18)    any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(19)    cost of initial cleaning and rubbish removal from the Building or the Property to be performed before final completion of the Building or other tenant’s space;

(20)    cost of initial landscaping of the Building or the Property;

(21)    cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses, except for capital expenses incurred to comply with laws in effect as of the Commencement Date, and those that actually reduce operating expenses, but only to the extent of such reduction (each, a “Permitted Capital Expenditure”);

(22)    lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

(23)    cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Property;

(24)    late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(25)    cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art;

(26)    taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

(27)    direct costs or allocable costs (such as real estate taxes) associated with parking operations if there is a separate charge to Tenant, other than tenants or the public for parking;

(28)    charitable or political contributions;

(29)    reserve funds;

(30)    all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

(31)    any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby;

(32)    Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Property (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

(33)    costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions;

(34)    costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Property or their respective premises; and

(35)    costs related to public transportation, transit or vanpools, except to the extent such costs would not be excluded above or that Tenant shall elect to participate in the service to which such costs relate.

“Controllable Operating Expenses” shall mean all Operating Expenses, except for those expenses directly associated with the Premises and the following, which shall not be subject to the limitations on increases described herein: (i) utility charges (including sewer), (ii) insurance premiums, (iii) the costs to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the date of this Lease, or to comply with any amendment or change in interpretation of any such legal requirements after the date of this Lease, (iv) the cost of repairs to the Property required by casualty damage or other causes beyond Landlord’s reasonable control, except to the extent Landlord is reimbursed by insurance or third parties and not in excess of commercially reasonable deductible amounts, (v) the costs of snow plowing (if any); and (vi) any Operating Expenses, or portions thereof, which are governed or established by collective bargaining agreements. Controllable Operating Expenses shall not increase more than five percent (5%) annually on a cumulative basis. By way of example and not of limitation, if the Controllable Operating Expenses for the calendar year 2016 Operating Year equal $1,000, the Controllable Operating Expenses for the calendar year 2017 Operating Year shall not exceed equal $1,050, and the Controllable Operating Expenses for the calendar year 2018 Operating Year shall not exceed $1,100.

During the term Tenant shall pay to Landlord, as Additional Rent, with respect to the Office Space, an amount equal to Tenant’s Office Space Proportionate Share. As used herein, “Tenant’s Office Space Proportionate Share” shall mean Operating Expenses, multiplied by a fraction, the numerator of which shall be the rentable square footage of the Tenant’s Office Space, and the denominator of which shall be the rentable square footage of the Building, such amount to be apportioned on a per diem basis for any fraction of an Operating Year contained within the term. Tenant’s Office Space Proportionate Share shall be paid, as part of Tenant’s total rent, monthly, and at the times and in the fashion herein provided for the payment of fixed rent. The initial estimate of Tenant’s Office Space Proportionate Share for the calendar year 2016 is $2.60 per rentable square foot of Office Space, but Tenant acknowledges that such amount is an estimate only, without any representation or warranty by Landlord, and is subject to change. Promptly after the end of said partial Operating Year and promptly after the end of each Operating Year thereafter, Landlord shall make a determination of the cost of Tenant’s Office Space Proportionate Share; and if the aforesaid payments theretofore made for such period by Tenant exceed Tenant’s share, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this Article IV, Section (B); if, however, Tenant’s Office Space Proportionate Share is greater than such payments theretofore made on account for such period, Tenant shall make a payment to Landlord of the amount so due within thirty (30) days of written demand. The initial monthly payment of Tenant’s Office Space Proportionate Share shall be replaced after Landlord’s determination of Tenant’s Office Space Proportionate Share thereof for the preceding Operating Year by a payment which is one-twelfth (1/12) of Tenant’s actual share thereof for the immediately preceding Operating Year, with adjustments as appropriate where such Operating Year is less than a full twelve-month period. Tenant’s Office Space Proportionate Share shall at all times be based on no less than 100% occupancy of the Building. Landlord shall not collect more than 100% of the Operating Expenses in any given Operating Year from all the tenants in the Building sharing in the Operating Expenses

Notwithstanding anything herein to the contrary, for purposes of computing Tenant’s Office Space Proportionate Share of Operating Expenses, in no event shall the amount of Controllable Operating Expenses included in Operating Expenses for any Operating Year exceed the Controllable Cost Cap for such Operating Year.

Landlord shall permit Tenant, at Tenant’s expense except as otherwise hereinafter provided, to review, at Landlord’s home office or other location containing such records, any of Landlord’s invoices and statements and any other information reasonably requested by Tenant or its agents reasonably relating to Operating Expenses for such Operating Year, provided such review is commenced within ninety (90) days of Tenant’s receipt of Landlord’s final statement of Operating Expenses for the applicable Operating Year which shall be delivered to Tenant no more than one hundred eighty (180) days to Tenant after conclusion of the Operating Year (the “Final Statement”) and thereafter completed by Tenant and its financial advisors, accountants or auditors with due diligence, provided that none of the foregoing may be compensated on a contingency fee arrangement.

If the review determines that Operating Expenses were overstated by five percent (5%) or more, then Landlord shall promptly reimburse or credit Tenant, at Tenant’s election, for reasonable costs incurred by Tenant in conducting such audit plus any excess amount paid by Tenant on account of overstated Operating Expenses. If it should be agreed that Operating Expenses were understated or Tenant shall not have paid Tenant’s Office Space Proportionate Share in full, Tenant shall, as Additional Rent, promptly pay any deficiency in the payments thereafter made on account of Operating Expenses.

Tenant shall keep confidential (and shall cause any third party assisting Tenant with any such audit to keep confidential) all information obtained during the audit process including any settlements made. Landlord may require Tenant to execute and deliver a separate confidentiality agreement further specifying Tenant’s obligations and Landlord’s remedies for breach, as a condition to commencement of the audit.

(C)    Manufacturing and Storage Space Operating Expenses. During the term, Tenant shall pay to Landlord, as Additional Rent, with respect to the Manufacturing and Storage Space:

(1)    Any charges for utilities that are sub-metered to the Building (and not metered directly to the Premises) and specifically traced to the usage by the Tenant so as not to allocate Tenant’s usage of such utilities to other tenants in the Building; and

(2)    Tenant’s Manufacturing and Storage Space Share. As used herein, “Tenant’s Manufacturing and Storage Space Share” shall mean the Operating Expenses allocated to the Land and Common Area, multiplied by a fraction, the numerator of which shall be the rentable square footage of the Tenant’s Manufacturing and Storage Space, and the denominator of which shall be the rentable square footage of the Building, such amount to be apportioned on a per diem basis for any fraction of an Operating Year contained within the term. By way of example, and not of limitation, Operating Expenses allocated to the Land and Common Area shall include the costs of snow plowing, landscaping, and maintaining the parking facilities.

(3)    Tenant’s Manufacturing and Storage Space Share shall be paid, as part of Tenant’s total rent, monthly, and at the times and in the fashion herein provided for the payment of fixed rent.

(4)    Promptly after the end of said partial Operating Year and promptly after the end of each Operating Year thereafter, Landlord shall make a determination of the cost of Tenant’s Manufacturing and Storage Space Proportionate Share; and if the aforesaid payments theretofore made for such period by Tenant exceed Tenant’s share, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this Article IV, Section (B); if, however, Tenant’s Manufacturing and Storage Space Proportionate Share is greater than such payments theretofore made on account for such period, Tenant shall make a payment to Landlord of the amount so due within thirty (30) days of written demand. The initial monthly payment of Tenant’s Manufacturing and Storage Space Proportionate Share shall be replaced after Landlord’s determination of Tenant’s Manufacturing and Storage Space Proportionate Share thereof for the preceding Operating Year by a payment which is one-twelfth (1/12) of Tenant’s actual share thereof for the immediately preceding Operating Year, with adjustments as appropriate where such Operating Year is less than a full twelve-month period. Tenant’s Office Manufacturing and Storage Proportionate Share shall at all times be based on no less than 100% occupancy of the Building. Landlord shall not collect more than 100% of the Operating Expenses in any given Operating Year from all the tenants in the Building sharing in the Operating Expenses.

Notwithstanding anything herein to the contrary, for purposes of computing Tenant’s Manufacturing and Storage Space Proportionate Share of Operating Expenses, in no event shall the amount of Controllable Operating Expenses included in Operating Expenses allocated to the Land and the Common Area for any Operating Year exceed the Controllable Cost Cap for such Operating Year.

For the avoidance of doubt, Tenant shall have the same review and audit rights with respect to the Manufacturing and Storage Space that are given to Tenant with respect to the Office Space in Section 4.B above.

(D)    Electricity and Gas

(1)    The Premises shall have either an electric meter or a sub-meter measuring only the electricity consumed therein and a gas meter or sub-meter measuring only the gas consumed therein, provided the Landlord shall allow separate metering if Tenant is able to obtain separate metering for any utilities. Landlord shall, at Landlord’s sole cost and expense, install any such meter or sub-meter. From and after the Commencement Date, Tenant shall pay such metered or sub-metered charges directly to the public utility, the Landlord, or other entity furnishing such electricity and gas. In the event that any portion of the Premises cannot be metered or sub-metered, Tenant shall pay as an Operating Expense its pro-rata share of the electricity and/or the gas used in such portion of the Premises. If the Manufacturing and Storage Space requires the installation of or connection to an additional transformer to provide electricity, such installation and/or connection shall be a part of the Tenant Improvement Work. For the avoidance of doubt, regardless of how the Manufacturing and Storage Space is metered, Tenant shall pay one hundred percent (100%), and no more, of the utility costs associated therewith.

(2)    Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the utilities furnished to the Premises, except to the extent caused by the negligence or willful act of Landlord or any agent, employee, officer, manager, director or owner of Landlord, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease. Notwithstanding the foregoing, except in the event of an emergency, Landlord agrees not to clean the sewer line during Tenant’s normal business hours. Except in the event of an emergency, Landlord and Tenant will coordinate a mutually agreeable time to clean the sewer lines.

(3)    Tenant’s use of electricity in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises. Landlord represents and warrants that the electrical service provided to the Premises will at all times be available and sufficient for general office purposes, subject to temporary outages due to force majeure or as reasonably required to maintain or repair the Building.

(4)    In the event any governmental entity promulgates or revises any law, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of law or mandatory controls, including the making of alterations to the Building, provided the such work is coordinated with Tenant and does not materially interfere with Tenant’s use and enjoyment of the Premises and the business being conducted there.

(5)    Tenant shall cooperate and comply with, and reasonably participate in, and assist in the implementation of (and, to the extent any activity is not previously in place, take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Property failing to comply with the requirements of) any legally required conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Property, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to, any LEED rating or compliance system, including those currently coordinated through the U.S. Green Building Council). Notwithstanding the above, Tenant shall not be required to participate or assist in such compliance if it causes an increase in cost to the Tenant or would in any material manner disrupt Tenant’s business.

ARTICLE V

CONDITION OF PREMISES

Landlord agrees to deliver possession of the Office Space to Tenant in their present, “as-is” condition. Landlord agrees to deliver possession of the Manufacturing and Storage Space to the Tenant with the Landlord’s Work and the Tenant Improvement Work (as each term is defined below) Substantially Completed, all in accordance with the provisions of the work letter attached hereto as Appendix V-B (the “Work Letter”) and in a good and workmanlike manner and in compliance with all legal requirements. Landlord warrants that the roof, exterior skin and all structural elements of the Building and buildings included in the Premises including all HVAC, mechanical, electrical, plumbing, loading docks (including dock equipment and dock doors), and life safety systems serving the Premises shall be delivered in good working order and have a useful life of at least the length of the Original Term. Should any of these capital items located in or serving the Office Space (and the existing Jackson-Church Heater in the Manufacturing and Storage Space) need replacement during the Original Term, Landlord, at its sole cost and expense, shall be responsible for the cost of replacement and no such cost will be passed on to the Tenant, except to the extent such costs are Permitted Capital Expenditures or to the extent such replacement is occasioned by an act or negligence of Tenant, its agents, employees, invitees, or licensees.

ARTICLE VI

OBLIGATIONS OF LANDLORD

Landlord covenants during the term:

(A)    Landlord will be responsible for maintaining, repairing and replacing, as required, the roof, exterior walls and façade, and all structural elements of the Premises and the Building, and, with respect to the Office Space, all base building HVAC, mechanical, electrical, plumbing, loading docks, and life safety systems, except Tenant will pay its prorated share of the maintenance cost of the aforesaid in Operating Expenses, but in no event the replacement cost except for the supplemental HVAC and Manufacturing HVAC Equipment under Section VII (B). Landlord shall also maintain and repair and pass through in Operating Expenses the costs of maintaining and repairing all base building mechanical, plumbing, water and sewer, electrical (including maintaining and testing the backup generator); Common Area heating, ventilating and air-conditioning systems serving the Office Space.

If Tenant shall require Office Space HVAC services outside Normal Business Hours, Landlord shall furnish such service and, unless such servicing is based on a breach of this Lease by Landlord, Tenant shall pay therefor such charges as may from time to time be in effect provided that such charges shall be commercially reasonable and commensurate with the charges for overtime Office HVAC supplied to office space of equivalent size and quality as in office buildings in greater Exeter, New Hampshire comparable to the Building. As of the date of this Lease, Landlord’s charge for providing Office HVAC services to the Premises outside of Normal Building Hours is $55.00 per hour per zone in two (2) hour minimum allotments.

(B)    Landlord will be responsible for all structural elements including, without limitation, foundations, roof, bearing walls, subfloors, paving and sidewalk integrity. Tenant will pay its pro-rata share of maintenance and repair expenses associated with the Common Areas in Operating Expenses; provided, however, Tenant shall not bear any responsibility for replacement costs in connection with any such systems or components unless and only to the extent such replacement is occasioned by an act or negligence of Tenant, its agents, employees, invitees or licensees, or (ii) such replacement is a Permitted Capital Expense, in which case it shall be included in Operating Expenses.

(C)    Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from (i) power losses or shortages, or (ii) the necessity of Landlord’s entering the Premises for any of the purposes in this Lease, including without limitation, for repairing or altering the Premises or any portion of the Building or for bringing materials into and/or through the Premises in connection with the making of repairs or alterations (so long as such damage is not caused by the negligence of Landlord, its agents, employees or licensees).

(D)    In case Landlord is prevented or delayed from making any repairs, alterations or improvements or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article X or in other parts of this Lease including in this Section, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. However, if there is an interruption of any service which Landlord is required to provide and such interruption is caused by Landlord negligence or intentional misconduct, and such interruption in service continues for more than three (3) consecutive business days after Landlord receives notice of such failure and such failure causes a material interruption in the operation of Tenant’s business or constitutes actual or constructive, total or partial, eviction from the Premises, Tenant shall be entitled to abate rent on a day for day basis, commencing on the fourth (4th) business day of such failure. Landlord reserves the right to stop any service or utility system when necessary in Landlord’s opinion by reason of accident or emergency or until necessary repairs have been completed, but in no event for more than a period of three (3) consecutive business days. If any interruption of service is not fixed by Landlord within such time-frame, and such failure causes a material interruption in the operation of Tenant’s business or constitutes actual or constructive, total or partial, eviction from the Premises, then, notwithstanding any provision to the contrary in this Lease, Tenant shall be entitled to abate rent on a day for day basis. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and, in any event, Landlord will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(E)    Landlord shall cause the Association which owns and operates the water and sewer lines which serve the Property and Premises to maintain said lines in good repair.

(F)    Landlord, as part of Operating Expenses, shall keep in full force and effect the following insurance (i) standard form so-called extended coverage property insurance on the Building, in an amount not less than the full replacement value thereof (subject to any deductible and excluding any leasehold improvements performed by tenants); and (ii) any combination of commercial general liability insurance (or any equivalent), and excess liability insurance in an amount that is customarily carried by landlords of comparable buildings in the greater Exeter, New Hampshire area. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Insurance. As used herein, “Tenant’s Proportionate Share of Insurance” shall mean Landlord’s costs of providing insurance as required by this Section VI (F), multiplied by a fraction, the numerator of which shall be the rentable square footage of the Premises, and the denominator of which shall be the rentable square footage of the Building.

(G)    Landlord shall keep the structure and the common areas of the Building and the Property and the systems of the Office Space, in material compliance with all federal, state, and local governmental laws, codes, rules and regulations including without limitation all zoning and building ordinances, the Americans with Disabilities Act, and codes applicable to general office, manufacturing and storage buildings in Exeter, New Hampshire. Landlord shall also be responsible for ensuring the Building and Office Space are in compliance with all life safety requirement, codes, laws, and regulations.

(H)    Subject to all limitations, waivers, exclusions and conditions contained in this Lease (each of which shall control in the event of any conflict or inconsistency with this Article VI, Section H), Landlord shall defend and indemnify Tenant from claims against Tenant by third parties for any injury or property damage occurring in the Common Areas, to the extent any such injury or property damage is caused by the negligence or willful misconduct of Landlord or its agents.

(I)    Landlord represents and warrants that Landlord is the fee owner of the Property. Except as set forth on Exhibit F, Landlord has no knowledge of any restriction in any existing lease of any tenant in the Building that would prohibit use of the Premises by the Tenant as contemplated hereby. Landlord further represents and warrants Tenant shall have non-exclusive use and access to all streets, entrances, and delivery lanes to the Premises and easements adjacent thereto. Landlord shall not permit or allow any material changes to the entrances, easements, and delivery lanes on or benefiting the Property or Premises that would materially disrupt or materially prevent Tenant’s access to the Premises, unless Tenant is provided with a comparable means of access to the Property and the Premises.

(J)    Landlord shall not permit any illegal uses to be conducted on the Property or the Building or otherwise located on the Land.

ARTICLE VII

OBLIGATIONS OF TENANT

Tenant covenants and agrees during the term of this Lease and any other time as Tenant or anyone claiming under Tenant occupies any part of the Premises:

(A)    To pay when due the annual fixed rental and Additional Rent and all other charges which by the terms of this Lease are to be paid by Tenant;

(B)    To keep, maintain, and repair the interior of the Premises and every part thereof, including without limitation, all doors, windows, floors, plumbing, utility lines, conduits and systems (excluding (i) subsurface plumbing and (ii) utility lines and conduits up to the point of the main panel, unless such failure was caused by Tenant), including any HVAC equipment (the “Manufacturing and Storage HVAC Equipment”) serving the Manufacturing and Storage Space exclusively, and other mechanical equipment within the Premises, or serving the Premises exclusively, including the loading dock, dock equipment and dock doors, in good working order, repair and condition, reasonable wear and tear excepted. Landlord shall have no obligation to operate, maintain, repair or replace any Manufacturing and Storage HVAC Equipment and Tenant shall operate, maintain, repair and replace, as necessary, all Manufacturing and Storage HVAC Equipment at Tenant’s sole cost and expense so that all such Manufacturing and Storage HVAC Equipment is kept in good operating condition. In furtherance of the foregoing, Tenant, throughout the term of this Lease, shall secure, pay for, keep in full force and effect and enforce contracts with licensed and reputable service companies providing for regular- maintenance and repair of the Manufacturing and Storage HVAC Equipment, and Tenant shall furnish Landlord with copies of such contracts upon request. At the termination of this Lease, Tenant shall remove all of its trade fixtures and personal property in the Premises, and peaceably vacate and yield up the Premises and all additions, alterations and improvements thereto broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Tenant shall provide and pay for its own janitorial and cleaning services; provided, however, Landlord may provide such services upon Tenant’s request and any such service provided by Landlord shall be at a charge commensurate with the per rentable square foot charge for such services in the common areas, subject to additional charges for additional requirements. For purposes of this Lease, subject to Article V, Section (A), the obligation to make repairs shall also include the obligation to make replacements when the same shall be required;

(C)    Not to injure or deface the Premises or the Building; not to permit on the Premises any auction sale, nuisance or objectionable vibration, noise or odor which may hinder another tenant’s rights to quiet enjoyment or its business operations; not to permit the use of the Premises for any purpose other than set forth herein or any use which is improper, offensive, contrary to law or ordinance, or liable to invalidate or increase the premiums for any insurance carried by Landlord on the Building on the Premises, or liable to render necessary any alterations or additions to the Building; and to use the sewer or septic system for normal discharge of sanitary waste and not to introduce any chemical fluid, cooling water or any other substance, liquid or material into the sewer or septic system which may be harmful or destructive thereto;

(D)    To conform to all reasonable rules and regulations hereafter made by Landlord for the care and use of the Premises, the Building, its facilities and approaches as set forth on Exhibit C attached hereto; not to paint or place any signs, displays, advertising devices, or other things upon the Building or the windows of the Building upon the Premises or at any other location, in, upon or about the Premises or the Building, which are visible from the outside of the Building, other than as may otherwise be approved by Landlord. Landlord shall provide a sign identifying Tenant on or adjacent to the entry doors to the Premises that conforms to building standards adopted by Landlord. Landlord shall also maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and location of the Premises in the Building. Landlord shall also place directional signs in the hallways of the Building, as appropriate. Tenant shall be allowed, at Tenant’s sole cost and expense, to install exterior signage of a size and location reasonably agreed upon by Landlord, provided that any such signage must in all events meet all local code requirements;

(E)    Not to make any installations, alterations, improvements or additions to the Premises or the Building thereon without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed and in no event shall be provided more than twenty (20) days after submission of the request with plans to Landlord. If Landlord does not object within such timeframe, Landlord’s approval shall be deemed denied. If Landlord shall so consent, such installations, alterations, improvements or additions shall be at the sole cost and expense of Tenant. All installations, alterations, additions and improvements made to or upon the Premises, made by Tenant or any other person, shall be deemed part of the Premises and upon the expiration or other termination of the term of this Lease shall be surrendered with the Premises as a part thereof without disturbance, molestation or injury, except that Tenant may remove all trade fixtures as set forth herein (repairing any damage caused by such removal). Notwithstanding the foregoing or anything to the contrary contained herein, Tenant agrees that it shall remove from the Premises (repairing any damage caused by such removal) any installations, alterations, additions or improvements made by or on behalf of Tenant including, without limitation, any installations, alterations, additions or improvements made as part of Landlord’s Work, unless Landlord shall provide Tenant written directives stating otherwise not less than thirty (30) days prior to the Expiration Date. Tenant’s obligations hereunder shall survive the expiration or termination of the term of this Lease;

(F)    Not to store any goods, equipment, or any other items outside of the Building upon the Premises, and not to place or empty any trash or rubbish outside of the Building upon the Premises, and to provide for its own rubbish or trash removal;

(G)    Not to move any heavy equipment or fixtures in or out of or within the Building upon the Premises except in such manner as Landlord shall designate after written request from Tenant, and not to place a load on any floor of said Building which would be in excess of that for which said floor was designed or in violation of what is allowed by law;

(H)    To permit Landlord, or its agents, to enter the Premises and every part thereof to inspect the same and/or to make any repairs or additions Landlord may deem necessary, and at Tenant’s expense, to remove any alterations, signs, or the like not consented to;

(I)    That Landlord shall not be responsible or liable for any injury, loss or damage to any person or to any property of Tenant or any other person caused by or resulting from rain, snow, ice, wind, frost, water, fire or by the bursting or leakage of windows, doors, walls, ceilings, floors, pipes, gutters, or other fixtures, or the overflow of water or sewerage in any part of the Building upon the Premises or for any injury or damage caused by or resulting from acts of God or the elements, or for any injury or damage caused by or resulting from any defect or negligence in the occupancy, construction, operation or use of the Premises, Building, machinery, apparatus or equipment by any person (including Tenant). Tenant shall give prompt notice to Landlord in case of fire or accidents occurring anywhere within the Premises or of defects therein or in any fixtures or equipment. Notwithstanding the foregoing, however, it is understood and agreed that Landlord shall be liable to the extent any such injury, loss or damage directly results from Landlord’s negligence or intentional failure to operate and maintain the Premises in accordance with its obligations herein and Landlord has not cured such failure within thirty (30) days after notice thereof from Tenant (or, if such failure requires more than thirty (30) days to be cured, Landlord does not begin to cure the failure within that period after notice and then diligently prosecute the cure to completion), provided that Landlord’s liability shall extend to any damage that occurred prior to completion of the cure;

(J)    To hold all personal property, including fixtures installed by Tenant, furniture, equipment and the like, of Tenant, or of any other affiliate of Tenant situated at the Premises, at Tenant’s own risk and that Landlord shall not be liable for theft thereof;

(K)    To maintain general comprehensive public liability insurance with respect to the Premises and its appurtenances, issued by insurance companies authorized to do business in the State in which the Premises are located, naming Landlord, Landlord’s mortgagee and Tenant as insureds, in amounts not less than Two Million Dollars ($2,000,000.00) with respect to injuries to any one person and not less than Five Million Dollars ($5,000,000.00) with respect to injuries suffered in any one accident, and not less than One Million Dollars ($1,000,000.00) with respect to property damage. Tenant may satisfy these limits through a combination of primary and excess policies. Tenant shall deliver to Landlord the policies of such insurance, or certificates thereof, prior to Tenant entering the Premises to perform Tenant’s Work, and shall use commercially reasonable efforts to provide each renewal policy or certificate thereof, at least thirty (30) days prior to the expiration of the policy it renews. Tenant agrees that the aforesaid limits of insurance may be increased at the commencement of each Extension Term, subject to mutual agreement between Landlord and Tenant, which mutual agreement shall factor in the limits then being carried upon comparable properties in the area which includes the Premises. The policies of such insurance shall provide that such insurance shall not be canceled or modified without at least thirty (30) days’ prior written notice to Landlord;

(L)    To permit Landlord at reasonable times and upon reasonable prior notice to show the Premises to prospective purchasers and mortgagees; and at reasonable times to show the Premises to prospective tenants during the twelve (12) months preceding the Expiration Date, provided that Landlord shall use commercially reasonable efforts to not interfere or disturb Tenant’s use of the Premises;

(M)    To insure the contents, equipment, and improvements of Tenant and those claiming under Tenant, under policies covering at least fire and the standard extended coverage risks, in amounts equal to the replacement cost thereof, the terms of which policies shall provide that such insurance shall not be canceled without at least twenty (20) days’ prior written notice to Landlord. Copies of certificates of insurance evidencing this coverage shall be delivered to Landlord at least fifteen (15) days prior to the Commencement Date, and Tenant shall use commercially reasonable efforts to provide Landlord each renewal policy or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews;

(N)    To pay Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant in this Lease in the event a court of competent jurisdiction finally determines that Tenant has breached its obligations under this Lease;

(O)    Not to permit any employee, contractor, invitee or licensee of Tenant to violate any covenant or obligation of Tenant hereunder;

(P)    Not to suffer or permit any lien of any nature or description to be placed against the Building, the Premises or any portion thereof, and in the case of any such lien attaching by reason of the conduct of Tenant or anyone claiming under Tenant to immediately discharge the same of record through payment or bonding. This provision shall not be interpreted as meaning that Tenant has any authority or power to permit any lien of any nature or description to attach to or be placed upon the Building, the Premises, or any portion thereof;

(Q)    To save Landlord harmless from, defend and indemnify Landlord against, to the extent permitted by law, any and all injury, loss or damage and any claims for injury, loss or damage, of whatever nature occurring upon or about the Premises to the extent any such injury, loss or damage is caused by the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees (with respect to the Office Space), or by any act or omission of Tenant or its employees, agents, contractors or invitees (with respect to the Manufacturing and Storage Space). This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or the defense thereof;

(R)    That the rights and remedies to which Landlord may be entitled under the terms of this Lease and/or under applicable law are cumulative and are not intended to be exclusive of any other rights or remedies to which Landlord may be properly entitled in case of any breach or threatened breach by Tenant of any provision of this Lease;

(S)    That no failure of Landlord to exercise any power conferred to it in this Lease and/or under applicable law or to insist upon strict compliance by Tenant with any obligation, covenant, or agreement, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand an exact compliance with the terms hereof;

(T)    That this Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements between the parties not embodied herein shall be of any force or effect;

(U)    To procure all necessary permits before making any repairs, installations, alterations, additions, improvements or removals. Landlord agrees it will cooperate with Tenant in obtaining such permits. Tenant agrees that all repairs, installations, alterations, improvements and removals done by it or anyone claiming under it shall be done in a good and workmanlike manner, that the same shall be done in conformity with all laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction, that the structure of the Building upon the Premises will not be endangered or impaired and that Tenant will repair any and all damage caused by or resulting from any such repairs, installations, alterations, additions, improvements or removals, including, but without limitation, the filling of holes; and

(V)    From and after the Commencement Date, to promptly comply, at the expense of Tenant, with all requirements of any governmental agency, whether the same be local, state or federal, having competent jurisdiction, and/or the requirements of any insurance inspection or rating bureau having competent jurisdiction, whether such requirements are made necessary by reason of Tenant’s occupancy and use of the Premises.

ARTICLE VIII

SUBORDINATION OF LEASE TO MORTGAGE

It is agreed that the right and interest of Tenant under this Lease shall be: (i) subject and subordinate to the lien of any such present or future first mortgage (and to any and all advances to be made thereunder, and to the interest thereon) upon the Premises or any property of which the Premises are a part; or (ii) prior to the lien of any present or future first mortgage if the holder of such mortgage shall elect, by notice to Tenant, to give the right and interest of Tenant under this Lease priority to the lien of its mortgage. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all commercially reasonable instruments reasonably necessary or desirable to evidence or to give notice of subordination or priority. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.

Landlord shall obtain a so-called non-disturbance agreement from the holder of any mortgage to which this Lease is subject and subordinate (the “Superior Mortgagee”), in a commercially reasonable form.

In the event that Tenant desires to obtain a loan from an institutional lender secured by Tenant’s inventory and equipment (and any proceeds therefrom) owned by Tenant and located at the Premises (excluding any fixtures or other goods which, pursuant to this Lease, are to remain at the Premises upon the expiration or earlier termination of this Lease, the “Tenant’s Equipment”), Landlord shall enter into a commercially reasonable waiver and consent, waiving Landlord’s interest in the Tenant’s Equipment and consenting to such institutional lender’s limited entry into the Premises for the purpose of removing or selling the Tenant’s Equipment.

ARTICLE IX

ASSIGNMENT AND SUBLETTING

(A)    Without prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delay, Tenant shall not assign, mortgage, pledge or otherwise transfer (directly or indirectly) this Lease or its rights hereunder, or make any sublease, or permit occupancy of the Premises or any part thereof by anyone other than Tenant. In connection with any proposed assignment or subletting, Tenant shall submit to Landlord in writing (i) the name of the proposed assignee or sublessee, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require to satisfy the net worth requirement, (iii) all of the terms and provisions upon which the proposed assignment or subletting is to be made; (iv) the nature of its business and proposed use of the Premises; and (v) in the case of an assignment, the Tenant and the assignee shall enter an assignment and assumption agreement satisfactory to Landlord. Tenant shall supply such additional information as Landlord reasonably requests. In the case of any assignment or sublease, the Tenant named herein shall continue to remain liable under this Lease unless Landlord grants such Tenant a release, which Landlord may grant in its sole discretion, provided that Tenant shall be released from this Lease if an assignee meets the Net Worth Threshold.

(B)    Tenant shall not offer to make or enter into negotiations with respect to an assignment or sublease to any tenant in the Building or to any other tenant of Landlord whom, to Tenant’s knowledge (after first consulting with Landlord), Landlord is then negotiating (or with which it has negotiated in the last six months) with respect to space in the Building, or to any party which would be of such type, character or condition as to be inappropriate as a tenant for a comparable building.

(C)    It shall be reasonable for Landlord to refuse consent to any assignment or sublease to any governmental agency, to an entity which is a tenant of the Building, or if the proposed assignee or subtenant would use the Premises for anything other than the permitted use, or if the assignment or sublease would cause Landlord to be in violation of any laws, or any other lease, mortgage or other agreement. If Tenant disputes Landlord’s decision to deny consent to an assignment or sublease, Tenant’s sole remedy shall be to seek injunctive relief. Depending on assignee’s or sublessee’s financial standing, Landlord may require a security deposit as a condition of its consent, but in no event may the security deposit exceed the outstanding security deposit under this Lease.

(D)    Without limitation of the rights of Landlord hereunder, if there is an assignment of this Lease by Tenant or a subletting of the Premises by Tenant at a rent which, in either case, exceeds the rent payable hereunder by Tenant, Tenant shall pay to Landlord fifty percent (50%) of such excess rent. For purposes of this Article IX, Section (D), the term “rent” shall mean all annual fixed rent, additional rent or other payment and/or consideration payable to Tenant under the assignment or sublease, less any costs and expenses associated with the assignment or subletting including legal fees and brokerage fees.

(E)    The term “subletting” or “sublease” shall not only mean a sublease, but also any license or concession agreement or agreement for the use, occupancy or utilization of the Premises. Without limiting the foregoing, each of the following shall be deemed an assignment hereunder: (1) If Tenant is a corporation or a trust (whether or not having shares of beneficial interest) and there shall occur any change in the identity of the persons collectively then having controlling or majority power to participate in the election or appointment of the directors, trustees or other persons exercising like functions and managing the affairs of Tenant (a “Change of Control”); or (2) If Tenant is a partnership, limited liability company or association or otherwise not a natural person (and is not a corporation or a trust) and there shall occur any change in the identity of the persons collectively then having controlling or majority power or ownership in such partnership, limited liability company, association or other entity. Tenant shall reimburse Landlord for its reasonable legal and other expenses in connection with any request for consent under this Article IX.

(F)    Notwithstanding anything to the contrary in this Article IX, Tenant may assign or sublet this Lease without Landlord’s consent (a “Permitted Transfer”) (but with at least thirty (30) days’ prior written notice to Landlord, such notice to include information regarding the proposed transferee’s good reputation, financial ability and business experience relating to the uses permitted hereunder) to (i) an entity controlling, controlled by or under common control with Tenant, (ii) an entity purchasing substantially all of Tenant’s business assets; or (iii) any entity succeeding to the ownership of the Tenant under a Change of Control (each entity or successor described in clauses (i), (ii), and/or (iii) of this sentence, a “Tenant Affiliate”), provided (and it shall be a condition of the validity of any such assignment), without limitation, that: (i) such Tenant Affiliate shall first agree directly with the Landlord to be bound by all of the obligations of the Tenant hereunder, including, without limitation, the obligation to abide by the use clause set forth in Article XII, the obligations to pay rent and other charges provided for under this Lease, and this Article IX; and (ii) such assignment shall not relieve the Tenant herein named of any of its obligations hereunder, and the Tenant shall remain fully liable therefor (unless such Tenant Affiliate has a net worth equal to or greater than the Net Worth Threshold, as defined in Article XXVI, on the date of the Permitted Transfer). If Tenant Affiliate has a net worth equal to or greater than the Net Worth Threshold, the Tenant named herein shall be released from any further liability under this Lease as of the date of such assignment.

ARTICLE X

CASUALTY OR TAKING

(A)    Termination. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, Landlord shall apply all insurance proceeds as set forth in Article X(B) to replace and repair, all damage or destruction to the Premises and restore the Premises to the same condition, as nearly as possible, as existed prior to such casualty or taking. A taking or condemnation shall include any action by a public authority to preclude the use of any material part of the Premises for the permitted uses under this Lease.

If Landlord, in its reasonable judgment, determines at any time that is no more than one hundred twenty (120) days after the date of the casualty or taking, that any such destruction or damage, taking or condemnation, cannot be restored within two hundred seventy (270) days after the date of the casualty or taking, then the term of this Lease may be terminated at the election of either Landlord or Tenant by written notice from the terminating party to the other party.

(B)    Restoration. If Landlord and Tenant do not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the annual fixed rent or Additional Rent, according to the nature and the extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking or condemnation and subject to zoning and building laws or ordinances then in existence. After completion of the restoration, Tenant shall be entitled to abate rent proportionally based on the percentage of square footage lost relative to the total square footage of the Premises. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by Landlord’s mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including, without limitation, fees and expenses for legal and appraisal services.

(C)    Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or ay taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims and damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XI

TENANT DEFAULT

Tenant covenants and agrees that (a) if Tenant shall be in default in the payment of rent or any other payment or sum required of Tenant hereunder, and notice of such default shall be sent to Tenant by Landlord, and if such default shall not be cured within seven (7) days after receipt of such notice by Tenant, or (b) if Tenant shall be in default in any of the other covenants, agreements or obligations by it to be performed hereunder, and notice of such default shall be sent to Tenant by Landlord, and if such default shall not be cured within forty-five (45) days after receipt of such notice by Tenant (or, if the default requires more than forty-five (45) days to be cured, if Tenant does not begin to cure the default within that period after notice and then diligently prosecute the cure to completion), or (c) if there shall occur the dissolution of Tenant or if Tenant shall become insolvent or make an assignment for the benefit of creditors or agree to a composition of creditors or institute any proceeding under any bankruptcy or insolvency law, or (d) if Tenant shall be adjudged bankrupt, or (e) if any proceeding under any bankruptcy or insolvency law is instituted against Tenant by another and such proceeding shall not be vacated within ninety (90) days, then in any of such cases, Landlord lawfully may, in addition to and not in derogation of any remedies for breach of covenant, immediately or at any time thereafter enter into and upon the Premises or any part thereof, or mail a notice of termination addressed to Tenant at the address herein provided for notices to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming by, through or under Tenant and remove its and their effects without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate. To the fullest extent permitted by law, Tenant hereby waives all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, but Tenant shall remain liable as hereinafter provided. Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming by, through or under Tenant at the expense and risk of Tenant, and if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant. Any remaining funds shall be paid to Tenant.

In the event that this Lease is terminated pursuant to the provisions of this Article XI, Tenant shall during the remainder of the term hereof pay to Landlord on the last day of each calendar month the difference, if any, between the rental which would have been due for such month had there been no such termination and the amount actually received by Landlord as rent from occupants of the Premises, if any, Tenant hereby agreeing that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would have otherwise constituted the balance of the term hereof and upon such other terms and conditions as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such reasonable alterations and repairs to the Premises as Landlord in its sole discretion considers advisable or necessary to relet the same (not to include any part of fit-up costs or structural alterations for a new tenant), and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under such reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Upon any such reletting, all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of repossession and reletting costs, including, without limitation, brokerage commissions, fees for legal services and expenses of repairs for damage caused by Tenant; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be applied in payment of future rent as the same would have become due and payable hereunder. Landlord shall use commercially reasonable efforts to mitigate damages from Tenant’s default; provided, however, so long as Landlord has exercised such efforts to mitigate its damages, Landlord shall not be liable to Tenant for, nor shall Tenant’s liability to Landlord be diminished by, Landlord’s inability to relet the Premises.

Notwithstanding the foregoing provisions of this Article XI, at the election of Landlord, exercised at the time of the termination or at any time thereafter, Tenant will indemnify Landlord each month as aforesaid until the exercise of the election, and upon the exercise of the election Tenant will pay to Landlord as damages such amount as at the time of the exercise of the election represents the amount by which the rental value of the Premises for the period from the exercise of the election until the expiration of the tern shall be less than the amount of rent and other payments provided herein to be paid by Tenant to Landlord during said period.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

ARTICLE XII

USE OF PREMISES

Tenant agrees that the Office Space shall be used by Tenant for general office use and reasonably related uses and for no other use. Tenant shall use the Storage Space only for warehousing purposes, quality control, and light manufacturing only and for no other use. Tenant shall use the Manufacturing Space for manufacturing purposes only and for no other use. All uses in any portion of the Premises shall be consistent with uses permitted by applicable law. Tenant acknowledges that it has performed such investigation as it deems appropriate to satisfy itself that the Premises are suitable for its purposes, which investigation includes Landlord’s representations and warranties under this Lease relative to permitted uses on the Premises. Such representations shall not release Tenant from the prompt compliance with any of its obligations under this Lease.

ARTICLE XIII

NOTICE

Any notice from Landlord to Tenant or from Tenant to Landlord shall be deemed duly served if mailed by certified, registered or Express Mail or if delivered by a commercial delivery service such as Federal Express, UPS, Purolator Courier and the like, addressed, if to Tenant, at 22 Industrial Drive, Suite 1, Exeter, New Hampshire 03833, or if to Landlord, 10 High Street, Suite 700, Boston, Massachusetts 02110 Attention: Bruce Nolen with a copy to CBRE/ Boulos Asset Management, One Canal Plaza, Portland, ME 04101 Attention: Morris Fisher, or such other address as either party may designate by notice given from time to time in accordance with this Article XIII. In the event any notice directed as above provided shall not be received upon attempted delivery thereof to the proper address and shall be returned by the Postal Service or delivery service to the sender because of a refusal of receipt, the absence of a person to receive, or otherwise, the time of the service of such notice shall be the first business day on which delivery was so attempted.

ARTICLE XIV

COVENANTS TO RUN WITH LAND

The covenants and agreements of Landlord and Tenant shall run with the land and (except as expressly provided to the contrary herein) be binding upon and inure to the benefit of them and their respective heirs, executors, administrators, successors and assigns. Landlord shall have the right to sell, assign, transfer, or otherwise alienate its interest in the Premises, and upon such sale, assignment, transfer, or alienation, the new holder of Landlord’s interest shall succeed (except as expressly provided to the contrary herein) to all of Landlord’s obligations hereunder, and Tenant shall be bound to the new holder of Landlord’s interest to the same extent as it was bound to Landlord. Upon a bona fide, third party sale for value, Landlord shall be entirely freed and relieved of any further obligation or responsibility under this Lease not previously incurred by Landlord. Each successive holder of Landlord’s interest herein shall be liable only for obligations accruing during the period of its ownership.

ARTICLE XV

RECORDING

Landlord and Tenant agree that this Lease shall not be recorded. Landlord and Tenant shall enter into a notice of lease in recordable form attached hereto as Exhibit D pursuant to the laws of the state in which the Premises are located.

ARTICLE XVI

SAVING CLAUSE

If any provision of this Lease or its application to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE XVII

HEADINGS

The headings herein contained are for convenience only, and shall not be considered a part of this Lease.

ARTICLE XVIII

CERTIFICATES

From time to time, within five (5) days after written request therefor, Tenant agrees to deliver to Landlord or to any actual or prospective mortgagee a certificate stating, to the extent true and accurate and to Tenant’s actual knowledge, that: (i) Tenant has entered into occupancy of the Premises in accordance with the provisions of this Lease, (ii) this Lease is in full force and effect, (iii) Landlord has performed the covenants and agreements or conditions required of Landlord if such be the case (and if such not be the case, then Tenant shall list those covenants, agreements or conditions not performed by Landlord), and (iv) any other information reasonably requested by Landlord or such mortgagee.

Landlord shall, within twenty (20) days following written request by Tenant, execute and deliver to Tenant a statement certifying that the Lease is unmodified and is in full force and effect, the date to which Tenant has paid annual fixed rent and estimated payments of Additional Rent and whether Landlord then has any stated claim against Tenant for damages or whether there shall exist a default of Tenant.

ARTICLE XIX

BROKERS

Tenant and Landlord hereby represent and warrant to each other that, except for Harrington & Reeves representing Landlord and Cushman & Wakefield representing Tenant (collectively, the “Brokers”) the payment of whose compensation shall be Landlord’s responsibility pursuant to separate agreement, it has dealt with no other broker in connection with this Lease and there are no other brokerage commissions or other finders’ fees in connection herewith. Each party hereby agrees to hold the other harmless from, and indemnifies against, all loss or damage (including without limitation, the cost of defending the same) arising from any claim by any broker claiming to be hired by such party, other than the Brokers.

ARTICLE XX

FORCE MAJEURE

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act (other than the payment of rent or additional rent by Tenant) required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their control (other than such party’s financial condition) (“Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made for delays in the collection of such proceeds and awards, and if the holder of any mortgage encumbering the Premises shall refuse to make such proceeds and/or awards available to pay for said work, due allowance shall be made so that Landlord may arrange alternative financing for said work.

ARTICLE XXI

SUBROGATION

In the event all or any portion of the Property or the contents of any building thereon are damaged or destroyed by fire or other insured casualty, (a) Landlord, to the extent of the coverage of Landlord’s policies of insurance, hereby waives its rights, if any, against Tenant with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Tenant, its agents, servants or employees, and (b) Tenant, to the extent of the coverage of Tenant’s policies of insurance, hereby waives its rights, if any, against Landlord with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Landlord or its agents, servants or employees; provided, however, such waivers of subrogation shall be effective only with respect to loss or damage occurring during such time as Landlord’s or Tenant’s policies of insurance (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Landlord or Tenant (as the case may be) to recover thereunder. If, at any time, Landlord’s or Tenant’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Landlord or Tenant, as the case may be, shall notify the other party thereof in writing, and upon the giving of such notice, the provisions of this Article shall be null and void as to any casualty which occurs after such notice. If Landlord’s or Tenant’s insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party, upon demand. In the event the party requesting the waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver. So long as the aforesaid waiver of subrogation clause may be incorporated in Landlord’s or Tenant’s insurance policies without extra charge, the same shall be incorporated into all policies carried by each party with respect to the Premises.

ARTICLE XXII

LANDLORD DEFAULT

(A)    Landlord’s Default. If Landlord, for reasons other than Force Majeure events, defaults in the performance or observance of any obligation or condition on its part to be performed or observed under this Lease, and such default materially impairs Tenant’s use of the Premises, and Landlord shall not cure such default within thirty (30) days after notice thereof from Tenant (or, if the default requires more than thirty (30) days to be cured, if Landlord does not begin to cure the default within that period after notice and then diligently prosecute the cure to completion), then Tenant, at its option, may in addition to any other remedies and using minimal effort necessary and in a commercially reasonable fashion (and without unreasonably interfering with any other tenant of the Building, if applicable), cure such default for the account of Landlord; provided that prior to exercising such cure rights, Tenant shall provide five (5) days prior notice to Landlord of its intent to do so, including a general description of the scope of work Tenant anticipates undertaking. Notwithstanding the foregoing, at any time during the term of this Lease, Tenant may cure any default prior to the expiration of the thirty (30) day period, or prior to notice to Landlord, if the curing of the default prior to notice or to the expiration of the thirty (30) day period is reasonably necessary to prevent injury or damage to persons or property within the Premises. After the performance of any work performed pursuant to Tenant’s cure rights herein, Tenant shall submit an invoice to Landlord for the actual costs incurred by Tenant to cure such a default, and if Landlord fails to pay the costs so invoiced, within thirty (30) after receipt of an invoice for the same, Tenant shall have the right to deduct such costs, against the monthly installment of annual fixed rent next coming due.

Any notice given by Tenant under the preceding paragraph shall expressly state that the failure of Landlord to cure any such default timely shall give rise to Tenant’s rise to cure pursuant to this Article XXII, Section (A).

Tenant shall indemnify Landlord and hold it harmless from and against claims of tenants or other occupants of the Building arising out of Tenant’s negligent exercise of its rights hereunder.

(B)    Limitation of Landlord’s Liability. Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

ARTICLE XXIII

FIRE PREVENTIVE DEVICES

Tenant agrees to supply and maintain in the Premises, at its own expense, any hand held fire prevention equipment required pursuant to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction.

ARTICLE XXIV

HOLDING OVER

Provided Tenant gives at least ninety (90) days prior written notice to Landlord, all damages will be waived for the first thirty (30) days of holdover and holdover rent will be equal to 125% of the annual fixed rental in effect during the last month of the previous term, with all other terms being unaffected during the initial thirty (30) day period. Thereafter (or in the event that Tenant holds over without providing such notice), holdover rent will be equal to 150% of the annual fixed rental in effect during the last month of the previous term with all other terms being unaffected, and Tenant will be liable for direct and consequential damages associated with any holdover. In no event will Tenant be liable for consequential damages during the first thirty (30) day period. After the first thirty (30) days of holdover, Tenant shall than become responsible for all consequential damages.

ARTICLE XXV

SELF-HELP

If Tenant shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed other than an obligation to pay money, and shall not cure such default as set forth in this Lease, Landlord may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Tenant, and any reasonable amount reasonably paid or any contractual liability reasonably incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant agrees to reimburse Landlord therefor or save Landlord harmless therefrom; provided that Landlord may cure any such default as aforesaid prior to the expiration of said waiting period but after notice to Tenant, if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Property or Landlord’s interest therein, or to prevent imminent injury or damage to persons or property. If Tenant shall fail to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, said amount, plus interest thereon from the date of Landlord’s demand at the rate described in Article III, shall be added to and become due as a part of the next payment of rent due hereunder.

ARTICLE XXVI

SECURITY DEPOSIT

Tenant shall deposit with Landlord upon execution hereof the sum of $1,500,000.00 (hereinafter referred to as the “Security Deposit”) as security for the full, faithful and punctual performance and observance by Tenant of the terms, conditions and other provisions of this Lease. The Security Deposit need not be held in escrow or trust and may be commingled with other funds.

In the event Tenant defaults beyond the applicable notice and cure periods with respect to any such term, condition or other provision, including without limitation by failing to pay any annual fixed rent or Additional Rent due hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit (hereinafter referred to as the “Authorized Withdrawal”) to the extent required to cure such default and compensate Landlord for all expenses incurred by Landlord, including without limitation reasonable attorneys’ fees, by reason thereof, in which case Tenant shall forthwith restore the Security Deposit to its original amount. The Security Deposit shall not be considered prepaid rent nor shall damages be limited to the amount thereof, nor shall Landlord be required, on account of the Security Deposit, to forgo any other available remedies available to Landlord under this Lease, at law, or in equity. The Security Deposit, or any balance thereof, shall be returned to Tenant or letter of credit cancelled and terminated, without interest, following the end of the term of this Lease and after surrender of possession of the Demised Premises to Landlord pursuant to the provisions hereof, provided a reserve shall be retained for any estimated claims by Landlord of any violation of the terms and conditions of this Lease. Tenant shall pay the Security Deposit in the form of an irrevocable letter of credit subject to the following terms and conditions. Said letter of credit shall be issued by a commercial bank approved by Landlord and shall be in form and content satisfactory in all respects to Landlord. Tenant shall maintain such letter of credit until the date that is forty five (45) days after the Expiration Date. In the event of any default by Tenant as aforesaid, Landlord shall be entitled to receive the Authorized Withdrawal from the issuer of such letter of credit upon demand, in which case Tenant shall forthwith restore such letter of credit to its original amount. If Tenant fails to restore such letter of credit to its original amount as hereinabove required, or if such letter of credit is about to expire and shall not have been renewed as herein required within thirty (30) days preceding such expiration, or if Landlord otherwise reasonably deems itself insecure with regard to the financial capacity of Tenant or such issuer, then in any such event Landlord may upon demand withdraw all remaining available funds under such letter of credit and hold the same in cash pursuant to the preceding provisions of this Article XXVI.

If, at any time prior to the third anniversary of the Commencement Date Tenant does not materially default (it being understood that any monetary default hereunder shall be considered a material default, subject to Tenant’s rights to review the Final Statement of Operating Expenses set forth in Sections 4.B and 4.C) of its obligations under this Lease beyond any applicable notice and cure periods, then the Security Deposit shall be reduced to an amount equal to $1,125,000.00 (the “Reduced Security Deposit”). If the Security Deposit is reduced in accordance with this Article XXVI, then from and after the third annual anniversary of the Commencement Date, the “Security Deposit” shall be deemed to be the Reduced Security Deposit for all purposes of this Lease, subject to the terms and conditions of this Lease. On each anniversary of the Commencement Date thereafter, provided Tenant has not materially defaulted any its obligations under this Lease beyond any applicable notice and cure periods, the Security Deposit shall be further reduced by $375,000.00 per year, until the letter of credit balance is $750,000.00. After each reduction of the Security Deposit, the “Security Deposit” shall be deemed to be the Security Deposit, as so reduced, for all purposes of this Lease, subject to the terms and conditions of this Lease.

If during the term of this Lease Tenant’s net worth exceeds $100,000,000.00, or if Tenant mergers with or is acquired by an entity with a net worth exceeding $100,000,000.00 (the “Net Worth Threshold”) (and provided that such a transfer is a Permitted Transfer (or if Landlord consents to such transfer) and that such entity agrees to assume responsibility for all of Tenant’s obligations hereunder), Landlord will agree to either a reduced letter of credit or to eliminate the letter of credit requirement, based upon a review of the new entity’s financial records.

No more than once annually, Tenant shall promptly provide to Landlord Tenant’s most recently completed audited financial statement.

ARTICLE XXVII

RIGHT OF FIRST OFFER

(A)    Provided that as of the date of the giving of Landlord’s First Offer Notice (as hereafter defined), (i) Tenant has not sublet the Premises or assigned this Lease (other than pursuant to a Permitted Transfer), (ii) at the time of exercise, Tenant’s creditworthiness is sufficient to enable Tenant to perform its obligations under this Lease as expanded by the addition of the Offered Space (defined below), (iii) no default exists beyond applicable notice and cure periods, and (iv) the remaining term of this Lease is not less than five (5) years (with the benefit of any remaining extension options), Landlord shall not lease any space first coming available after the Commencement Date (specifically excluding telecom or other utility leases or licenses, including without limitation, telecom closets and rooftop telecom facilities) in all adjacent space on any and all Tenant-occupied floors of the Building (“Offered Space”) to any party without first offering to Tenant (“Right of First Offer”) the right to include such Offered Space within the Premises on the same terms and conditions upon which Landlord intends, in good faith, to offer the Offered Space for lease (such rental rates shall be prevailing market rates, factoring any concessions then being offered in the marketplace, including market tenant improvement allowances); provided, that the terms for Tenant’s leasing of both the Premises initially demised hereunder and the Offered Space shall have the same Expiration Date.

(B)    Such offer will be made by Landlord to Tenant in a written notice promptly after the ROFO space becomes available (the “First Offer Notice”), which offer will specify the terms on which Landlord intends to offer the Offered Space for lease in the marketplace. Tenant may (i) accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance or (ii) accept the offer but object to the annual fixed rental set forth in the First Offer Notice (“Tenant’s Notice”) within ten (10) business days after delivery by Landlord of the First Offer Notice to Tenant. Time is of the essence with respect to the giving of Tenant’s Notice.

Tenant must accept all Offered Space offered by Landlord in a First Offer Notice at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space.

(C)    If Tenant validly and effectively exercises its rights hereunder with respect to any Offered Space, Landlord shall deliver such Offered Premises to Tenant, free of all other tenants or occupants and in condition required in the First Offer Notice (or otherwise agreed to by Landlord and Tenant) on the date set forth in the First Offer Notice (or on such other date as has been agreed to by the parties) (the “Offered Premises Commencement Date”).

(D)    If Tenant accepts the Offered Premises but objects to the annual fixed rental, then Landlord and Tenant shall mutually select a Valuation Expert to resolve the dispute as to the annual fixed rental. If Landlord and Tenant cannot agree upon the designation of the Valuation Expert within thirty (30) days of Landlord’s receipt of Tenant’s Notice, either party may apply to the American Arbitration Association or the New Hampshire Real Estate Commission for the designation of a Valuation Expert. Within ten (10) days of the selection of the Valuation Expert, Landlord and Tenant shall each submit to the Valuation Expert a copy of its statement of annual fixed rental, together with any supporting material. The Valuation Expert shall not perform his or her own valuation, but rather, shall, within thirty (30) days after receipt of such submissions, select as the annual fixed rental the submission which the Valuation Expert concludes most closely and accurately reflects the fair market annual fixed rental for the Premises, that is, the market rental rate for comparable space in comparable buildings in the Exeter, New Hampshire area (with respect to age, use, quality and location), taking into account all relevant factors, and the annual fixed rental set forth in that submission shall be the annual fixed rental for the Offered Space in question. The Valuation Expert shall give notice of his or her determination to Landlord and Tenant and such decision shall be final and conclusively binding upon Landlord and Tenant. Each party shall pay the fees and expenses of any real estate professional such party retains and such party’s counsel, if any, in connection with any proceeding under this paragraph, and the party whose determination was determined by the Valuation Expert not to most accurately and closely reflect the annual fixed rental of the Premises shall pay the fees and expenses of the Valuation Expert.

(E)    Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days after the determination of the annual fixed rental (in accordance with the procedure set forth above) for any Offered Space, which amendment shall set forth the annual fixed rental, and all other terms and conditions for the Offered Space; however, any failure of either party to execute such amendment shall not affect the obligations of the parties with respect to the Offered Space.

(F)    Except as set forth above, the Offered Space shall be subject to all of the terms and conditions of this Lease except that there shall be no free rent or tenant improvement allowance or Landlord’s Work obligations unless set forth in the First Offer Notice.

(G)    Tenant’s Right of First Offer shall be subject to the superior rights of existing tenants, including renewal rights, regardless as to whether a renewal right is specifically stated in such lease. All superior rights of existing tenants are as set forth on Exhibit F.

(H)    If Landlord makes a First Offer Notice for a particular Offered Space and Tenant fails timely to timely accept or to timely give Tenant’s Notice, Landlord shall be free to enter into a lease for the particular Offered Space to a third party.

ARTICLE XXVIII

EFFECTIVENESS OF LEASE; COUNTERPARTS

The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease becomes effective as a lease only upon execution and unconditional delivery thereof by both Landlord and Tenant.

This lease may be executed in several counterparts, each of which when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

ARTICLE XXIX

HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, and the results of the test are positive, indicating that Tenant was the cause of the release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession or elsewhere if caused by Tenant or its employees, agents, contractors or invitees. No more than three (3) months prior to the expiration or earlier termination of this Lease, Tenant shall provide affidavits and statements as required above regarding the presence of hazardous substances on the Premises. To the extent that Tenant does not comply with this Article XXIX, Landlord, at Tenant’s sole cost and expense, may take such actions as are necessary to comply with all applicable laws. The within covenants shall survive the expiration or earlier termination of the term of this Lease.

Landlord represents that, to the best of Landlord’s knowledge as of the date of this Lease, there are currently no violations of any environmental laws or illegal releases of any hazardous materials in, on or about the Building or Property. Landlord further agrees that if any such material shall be generated, stored, released, spilled on or transferred to the Building or Property except by Tenant or its employees, agents, contractors or invitees set forth in the preceding paragraph, Landlord shall forthwith remove the same, at its sole cost and expense, and in the manner provided by all applicable environmental laws. Landlord agrees to indemnify and defend Tenant, its respective agents and employees against all claims, actions, damages, liabilities and expenses including reasonable attorney’s fees incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the breach or violation of this section (but only to the extent that such liability is caused by the gross negligence or willful misconduct of Landlord or its employees, agents, or contractors).

ARTICLE XXX

QUIET ENJOYMENT

If Tenant shall perform all of the covenants and agreements set forth in this Lease which are required to be performed by Tenant, Tenant shall, subject to the terms and conditions of this Lease, at all times during the term of this Lease have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

ARTICLE XXXI

PARKING

(A)    Parking. During the term of this Lease, Landlord shall provide Tenant with access to parking spaces in the so-called “West Parking Lot” located on the Property as shown on the map attached hereto as Exhibit E (the “Parking Facility”) as follows:

(1)    Tenant and its employees and invitees shall have the right to use, on an un-reserved, first come - first served basis, up to one hundred and seven (107) parking spaces in the Parking Facility. Tenant shall not be required to pay an additional charge for use of the foregoing parking spaces.

(2)    Tenant shall use its parking spaces in the Parking Facility for the parking of passenger vehicles of Tenant and its employees and invitees only and shall not allow any of its vehicles or any vehicles on the Parking Facility through Tenant, to be left in the Parking Facility overnight.

(3)    Landlord reserves the right to implement and modify systems to regulate access to the use of the Parking Facility, including, without limitation, parking passes, parking stickers, and card key access, or any other system reasonably designated by Landlord.

(4)    Tenant acknowledges that Landlord is not required to provide any security or security services for any of the Parking Facility.

(5)    Landlord reserves the right to designate and re-designate reserved and unreserved parking areas within the Parking Facility (for some or all tenants), to change entrances or exists and alter traffic flow within the Parking Facility and to modify the Parking Facility to any extent, provided that the aggregate number of parking spaces available to Tenant is not materially reduced.

(6)    Tenant shall cause its employees to comply with the rules and regulations pertaining to the Parking Facility, as the same may be amended, revised or supplemented (the “Parking Facility Rules and Regulations”). The failure of Landlord to enforce any of the Parking Facility Rules and Regulations against any person shall not be deemed to be a waiver of such Parking Facility Rules and Regulations. Tenant shall be liable for all injuries or damages sustained by Landlord or by other tenants, occupants or invitees of the Building arising by reason of any breach of the Parking Facility Rules and Regulations by Tenant or by Tenant’s employees.

ARTICLE XXXII

ARBITRATION

Except as set forth herein with respect to the determination of fair market value of annual fixed rent, all disputes arising between the Landlord and Tenant, or any party lawfully claiming thereunder, shall be resolved by binding arbitration with a single arbitrator. Arbitration shall be conducted in New Hampshire, under the auspices of the American Arbitration Association and conducted under its Real Estate Industry Arbitration Rules. The Arbitrator shall be an attorney actively practicing real estate or business law in New Hampshire, who shall have at least ten (10) years’ experience in private practice and shall practice in a firm of at least ten (10) attorneys. The Arbitrator shall include in the award the arbitration fee, the fees and costs payable to the American Arbitration Association (including any room fee), the costs of arbitration of the prevailing party, including the Arbitrator’s fee, and the prevailing party’s reasonable attorneys’ fees, costs and expenses. If each party prevails in part and neither party prevails entirely, the party which substantially prevails (as determined by the arbitrator) shall be deemed to be the prevailing party. The rules of and fees charged by the American Arbitration Association are available at http://www.adr.org. The arbitrator shall be wholly without power or authority to enter any award for incidental, consequential, exemplary or punitive damages or any form of speculative damages. The award of the Arbitrator may be entered as a judgment in any court of competent jurisdiction. The award shall accrue interest at the legal rate.

ARTICLE XXXIII

ROOF ACCESS

(A)    Effective as of the Lease Commencement Date, Landlord grants to Tenant a license to use a portion of the Building and 24-hour access thereto (the “Rooftop License”) at a location to be mutually agreed upon by Landlord and Tenant, such location to be shown on the Plans, as defined in the Work Letter (the “Rooftop Installation Area”). The Rooftop Installation Area is to be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of communications equipment including satellite dishes (the “Equipment”) servicing Tenant’s activities at the Premises including leisure activities of its employees and not for any other communications purposes. Tenant’s installation and operation of the Equipment and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease. Once the Equipment has been installed by Tenant, Tenant shall deliver to Landlord an “as built” plan depicting the precise location of the Equipment, and Tenant shall have no right to install any additional telecommunications equipment on the rooftop without Landlord’s prior written consent, which may be withheld in Landlord’s sole and unrestrained discretion.

(B)    Tenant shall install the Equipment in the Rooftop Installation Area at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease. Landlord shall not be obligated to perform any work or incur any expense to prepare the Rooftop Installation Area for Tenant’s use thereof.

(C)    Tenant shall not install or operate the Equipment until it receives prior written approval from Landlord, which approval Landlord agrees shall not be unreasonably withheld,

conditioned, or delayed, provided, and on the condition, that Tenant complies with all of the requirements of this Lease. Prior to commencing such installation, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Equipment; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord in connection with the installation and operation of the Equipment. Landlord may withhold approval if the installation or operation of the Equipment reasonably would be expected to damage the structural integrity of the Building or interfere with any activities at the Property or any equipment installed prior to the Equipment. Tenant agrees to reimburse Landlord for reasonable expenses incurred in connection with the review and approval of Tenant’s Plans showing the proposed installation of the Equipment.

(D)    Tenant covenants that (i) Tenant shall maintain and repair the Equipment and repair any damage to the roof of the Building caused by the installation or operation or removal of the Equipment, (ii) the installation and operation of the Equipment on the roof shall not cause interference with any telecommunications, mechanical or other systems either located at or servicing the Building or the Property (belonging to or utilized by Landlord or any other tenant, licensee or occupant of the Building or the Property) or located at or servicing any building, premises or location in the vicinity of the Building or the Property, and (iii) the installation, existence, maintenance and operation of the Equipment shall not constitute a violation of any applicable laws, ordinances, rules, order, regulations, etc., of any Federal, State, or municipal authorities (including without limitation, the FCC) having jurisdiction there over, or constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building.

(E)    The term of the Rooftop License shall be deemed to commence on the Commencement Date and expire on the Expiration Date.

(F)    Tenant covenants and agrees that the installation, operation and removal of the Equipment will be at its sole risk. Tenant agrees to indemnify and defend Landlord, its property manager and their respective agents and employees against all claims, actions, damages, liabilities and expenses including reasonable attorney’s fees incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation, or removal of the Equipment by Tenant or its transferee, including any liability arising out of Tenant’s violation of its obligations hereunder (except if such liability is caused by the negligence or willful misconduct of Landlord or its employees, agents, or contractors). Landlord assumes no responsibility for interference with the operation of the Equipment caused by other tenants’ or licensees’ telecommunications equipment, or for interference with the operation of other tenants’ and licensees’ telecommunications equipment caused by the Equipment, but Landlord covenants that it shall not grant future rights for the installation of telecommunication equipment by other occupants of the Building except with the condition that such occupants’ use not interfere with Tenant’s use of any telecom equipment installed prior to the installation by such occupant.

(G)    At least fifteen (15) days prior to the Expiration Date or the permanent termination of the operation of the Equipment by Tenant, or immediately upon the earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove the Equipment from the Rooftop

Installation Area and the Building in accordance with the terms hereof. If Tenant does not remove the Equipment when so required, the Equipment shall, at Landlord election, become Landlord’s property and, at Landlord’s election, Landlord may remove and dispose of the Equipment and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant’s use of the Rooftop Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Rooftop Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Article XXXIII shall survive the Term of this Lease.

(H)    Notwithstanding anything to the contrary herein, Tenant shall have the right to access the roof and use the rooftop areas for installation, servicing and maintenance of supplemental HVAC systems including Manufacturing and Storage Space HVAC. All supplemental HVAC systems shall be installed in the area of the shown as shown on the plan attached hereto as Exhibit G. Any such installation, servicing, and maintenance shall be done by a contractor reasonably approved by Landlord and performed in such a manner so as not to harm the roof or in any way void the warranty of the Roof. Tenant shall be responsible for all costs associated with its failure to comply with this subsection H.

ARTICLE XXXIV

MISCELLANEOUS

(A)    If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation; each shall be jointly and severally liable for the obligations of Tenant. Landlord acknowledges that Tenant is the sole entity signing this Lease.

(B)    Except as otherwise expressly provided in this Lease or as otherwise required by law, wherever consent is required hereunder, consent shall not be unreasonably withheld, conditioned, or delayed.

(C)    The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(D)    The submission by either party to this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(E)    Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(F)    Construction and interpretation of this Lease shall be governed by the laws of the state in which the Property is located, excluding any principles of conflicts of laws.

(G)    Time is of the essence as to the performance of each party’s obligations under this Lease.

(H)    All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(I)    In the event either party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney’s fees, filing fees, and court costs.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed under seal, all as of the day and year first above written*

LANDLORD:

ALBANY ROAD-100 DOMAIN LLC,
a Delaware limited liability company

By:	Albany Road-Domain Property Manager LLC, a Delaware limited liability company, its manager

By:	/s/ Christopher J. Knisley
Christopher J. Knisley
President

TENANT:

VAPOTHERM, INC.
a Delaware corporation

By:	/s/ John Landry
	Name:	John Landry
	Title:	Vice President and
Chief Financial Officer

[Signature Page: Lease]

APPENDIX V-B – WORK LETTER

This Work Letter (“Work Letter”) is attached to and made part of the Lease dated as of September 30, 2016 (the “Effective Date”) between Vapotherm, Inc. (“Tenant”) and Albany Road - 100 Domain LLC, Inc. (“Landlord”).

1.	Definitions. All capitalized terms used in this Work Letter shall have the meanings set forth for such terms in the Lease (including this Work Letter).

2.

Representatives. Each party hereby designates its exclusive representative to act on its behalf with respect to all matters pertaining to this Work Letter or such substitute(s) as may be made by either party, in writing, to the other.

a.	Tenant’s Representative: John Coolidge

b.	Landlord’s Representative: Bruce Nolen

3.

Landlord Work. “Landlord’s Work” shall consist of the work: (a) described in the drawings identified on the drawings list including the Plans defined in Section 4 below attached hereto as Exhibit VB-1, and (b) described in the Vantage Builder’s bid dated July 28, 2016, and attached hereto as Exhibit VB-2. and shall be built by Landlord in accordance with such plans (together the “Final Construction Documents”). For the purposes of allocating the Tenant Improvement Allowance (as defined below), Landlord’s Work shall be allocated into: (x) Base Building Work, and (y) Tenant Improvement Work. Landlord’s Work shall not include the installation of any of Tenant’s fixtures, unless as otherwise shown in the Final Construction Documents. Tenant shall be the owner of all of its trade fixtures.

4.

Design of Tenant Improvement Work. Tenant had preliminary space plans for the Premises prepared by David Udelsman of Udelsman Associates (“Tenant’s Architect”) and delivered to Landlord and John LaFreniere and Sadmir Ovcina of LaFreniere Architects (“Landlord’s Architects”) (the “Plans”). The cost for work performed by Tenant’s Architect shall be done on an “open-book” basis, paid by Tenant, and shall be reimbursed from the Landlord from the Tenant Improvement Allowance. Landlord, acting reasonably, shall have the right to review and comment on the Plans as they may be revised during the performance of Landlord’s Work.

5.

Selection of Contractor. Landlord’s Work will be constructed in accordance with the Final Construction Documents by Vantage Builders (the “Contractor”). There shall be no construction management fee charged to Tenant, nor any Landlord supervision or administrative fees associated with construction of the Landlord’s Work.

6.

Pricing of Tenant Work. Landlord shall use commercially reasonable efforts to complete its bidding process with the Contractor by October 5, 2016 and shall deliver its “Project Cost Proposal” to Tenant for the Landlord’s Work. Landlord shall involve Tenant (and Tenant’s Representative and Tenant’s Architect) in the bidding process, including reviewing with Tenant the bid packages, subcontractor lists, contractor responses and so forth and meeting with Tenant as reasonably requested by Tenant during such process.

App. V-B - 1

Tenant shall have the right to review each bid, and upon mutual agreement with Landlord, to reject a bid. The Project Cost Proposal shall list every item of work required to construct the Landlord’s Work, all overhead, so-called “general conditions” and fee amounts along with a schedule of the work and an allocation of the Base Building Work and the Tenant Improvement Allowance amounts to be applied toward the Project Cost Proposal. In connection with Landlord’s Project Cost Proposal, Landlord or the Contractor shall obtain a minimum of three (3) bids for all major subtrades and materials providers (defined as subcontracts or procurements in excess of $50,000.00) contemplated by the Final Construction Documents from subcontractors and materials providers reasonably approved by Tenant, which approval shall not be unreasonably withheld, and Tenant shall respond to any request for such approval within five (5) days after request therefor (Tenant’s failure to respond within such time period being deemed to be Tenant’s approval). Within five (5) days after Landlord’s delivery of same, Tenant may either approve the Project Cost Proposal or specifically modify such by eliminating or revising one or more scope-of-work items included in the Tenant’s Plans, and Landlord shall promptly obtain a revised Project Cost Proposal. In the event that Tenant timely and properly requests such revised Project Cost Proposal, Tenant shall provide changes to the Final Construction Documents (subject to Landlord’s approval in accordance with the approved procedure set forth in Section 4 above), and Landlord shall resubmit the Final Construction Documents to the Contractor for purposes of preparing a revised Project Cost Proposal. If Tenant fails to deliver either its written approval of, or its written modifications to, any Project Cost Proposal within five (5) days following delivery by Landlord, Tenant shall be deemed to have approved the Project Cost Proposal in its entirety. Once Landlord and Tenant have approved the Project Cost Proposal (or the Project Cost Proposal is deemed approved), the parties shall promptly execute an instrument confirming the amount of the final Project Cost Proposal as mutually agreed to by Landlord and Tenant (the “Final Project Cost Proposal”). In no event shall the Final Project Cost Proposal exceed the Tenant Improvement Allowance. The Landlord shall be liable for any project cost in excess of such amount, except for any Excess Project Cost resulting from a Tenant Delay, a Tenant Change Order, or Tenant’s portion of the Accelerated Work Premium.

7.

Commencement of Construction and Construction. Upon execution of the Lease, Landlord shall cause the Contractor to commence construction of Landlord’s Work in accordance with the Final Construction Documents and shall proceed diligently to Substantially Complete the Landlord’s Work. Landlord shall cause all work to be done by the Contractor (both Base Building Work and Tenant Improvement Work) in a good and workmanlike manner in compliance with the Final Construction Documents and all codes and laws and good engineering practice and using first class materials, with the benefit of any and all warranties or guarantees which it receives from any person or entity supplying materials or labor in conjunction with the Landlord’s Work.

Landlord shall provide Tenant early access to the Premises throughout the construction of the Landlord’s Work as set forth in the Lease. During Construction, Landlord shall provide Tenant electricity, HVAC and other services to the Premises, loading dock and building parking areas for Tenant and Tenant’s contractor’s, agents, and representatives at no charge to Tenant.

App. V-B - 2

8.

Substantial Completion. The terms “Substantial Completion” and “Substantially Complete” shall mean completion of the Landlord’s Work in compliance with the Final Construction Documents, all applicable provisions of this Work Letter with no remaining work needed other than punch-list items identified herein that do not impair Tenant’s full use or occupancy of the Premises, or that fail to meet any regulatory requirements related to Tenant’s use, and can be completed within sixty (60) days. Substantial Completion shall be evidenced by (i) a Certificate of Occupancy, as defined below, and (ii) a certificate of substantial completion with respect to the Landlord’s Work issued by Tenant’s Architect and Tenant’s Representative. Substantial Completion shall in no event be later than December 1, 2016 (the “Target Project Completion Date”), subject to Tenant Delays, with TIME BEING OF THE ESSENCE.

As used herein, “Certificate of Occupancy” shall mean (i) the final certificate of occupancy issued by the local governmental authority or authorities (or a “Temporary Certificate of Occupancy” as defined herein), or (ii) if a certificate of occupancy is not required by such local governmental authority, such sign-offs as are required under applicable municipal law, and any regulatory provisions governing Tenant’s use. For the purposes of this paragraph, a Temporary Certificate of Occupancy shall mean a temporary certificate of occupancy issued by the local governmental authority, provided that such temporary certificate of occupancy allows Tenant to enter the Premises for the Tenant’s full use and occupancy of, and access to, the Premises for the Tenant’s use. Promptly after receipt of a Temporary Certificate of Occupancy, Landlord shall apply to the appropriate local governmental authority or authorities for a final certificate of occupancy, and shall diligently pursue the receipt of such final certificate of occupancy.

As soon as the Landlord’s Work is Substantially Complete, the Contractor and Landlord’s Architect, Tenant’s Architect and Tenant’s Representative shall together walk through the Premises and Building and inspect all Landlord’s Work so completed, using reasonable efforts to discover all uncompleted or defective construction in the Landlord’s Work. After such inspection has been completed to the satisfaction of Tenant, each party shall sign an acceptance agreement which shall include a list of all “punch list” items which the parties agree are to be corrected by Landlord within a reasonable time period (which period is agreed to be sixty (60) days after execution of the acceptance agreement) unless the same cannot be corrected within such sixty-day period, in which event Landlord shall have commenced such correction within sixty (60) days if practicable and thereafter diligently pursued such repair to completion).

9.

Late Delivery. Except as specifically set forth herein, Landlord shall not be liable to Tenant for failing to deliver the Premises, or any portion thereof, to Tenant by any particular date, and Tenant shall not have the right to terminate this Lease for Landlord’s failure to timely deliver the Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such Premises when delivered by Landlord. When the Commencement Date has been finally established, each of Landlord and Tenant, upon the request of the other, shall execute a memorandum, stating the Commencement Date and the Expiration Date as established. Any failure of either party to execute such statement shall not affect the Commencement Date or the Expiration Date of this Lease. Notwithstanding the foregoing, in the event Substantial Completion has not been achieved

App. V-B - 3

on or before the Target Project Completion Date: (i) for the period beginning on December 2, 2016 and ending on December 31, 2016, Tenant shall receive an abatement equal to one day of annual fixed rent due under the Lease every day that Substantial Completion surpasses the Target Project Completion Date, and (ii) commencing on January 1, 2017, Tenant shall receive an abatement equal to two days of annual fixed rent due under the Lease for every day that Substantial Completion surpasses the Target Project Completion Date, in both such cases with such rent abatement being credited to Tenant installment of monthly fixed rental next coming due. Landlord shall maintain Builder’s Risk insurance until the Substantial Completion of Landlord’s Work.

10.

Tenant Delay. “Tenant Delay” shall mean any actual delay in the Substantial Completion of any aspect of the Landlord’s Work or in obtaining the applicable Certificate of Occupancy as a result of any of the following:

a.	Tenant’s failure to select materials, colors, etc., as necessary, within five (5) days from the date that Landlord requests that Tenant make such selection;

b.

Change Orders (as defined herein) requested by Tenant after the approval of Tenant’s Plans that materially change the Final Construction Plans or are reasonably likely to delay the construction schedule, to the extent provided in Section 13 of this Work Letter;

c.	Tenant’s failure to pay any amounts required hereunder within the period set forth herein;

d.

Tenant’s failure to respond to requests or submittals made by Landlord under this Work Letter within the time period specified hereunder (unless subject to a deemed approval provision, in which event Tenant’s failure to respond shall be deemed to be approved but not a Tenant Delay);

e.

The performance or completion by Tenant, or any person or entity employed by Tenant, of any work on or about any portion of the Premises with materially interferes with Landlord’s Work, including without limitation, any disharmony or labor disturbance; or

f.	Any breach by Tenant of its express obligations under the Lease which causes a delay.

Landlord shall use commercially reasonable efforts to minimize the impact of any Tenant Delay.

11.	Cost of Tenant Improvement Work.

a.

The total price for the Landlord Work shall be Two Million Six Hundred Eighty Five Thousand Three Hundred Fifty One and 00/100 Dollars ($2,685,351.00) (together with any such additional allowance as may be reasonably agreed to by Landlord and Tenant, the “Tenant Improvement Allowance” or “Total Contract Price”). Up to $560,274.00 of the Tenant Improvement Allowance intended to be used for the Base Building Work and the remainder for the Tenant Improvement Work.

App. V-B - 4

b.

The Tenant Improvement Allowance shall be payable by Landlord directly to the Contractor in installments as the Landlord’s Work progresses. Contractor requisitions shall be in the AIA G702 and G703 format (as approved by Landlord’s Architect) and shall be subject to review and reasonable approval by Landlord’s Architect and Tenant’s Architect prior to payment by Landlord. Each such installment shall withhold five percent (5%) pursuant to the retainage provisions of Landlord’s contract with the Contractor. Landlord shall provide to Tenant and Tenant’s Representative copies of all invoices for all of the Landlord’s Work from subcontractors, materials providers and other vendors.

c.	Tenant shall be obligated to pay the for any Tenant Change Orders (all such sums expended by Tenant shall be collectively referred to herein as the “Tenant’s Contribution”), as set forth below:

(i)

To the extent that any Tenant Change Order causes the total cost of the Landlord’s Work to be in excess of the Tenant Improvement Allowance, Tenant’s Contribution shall be an amount equal to such excess, and Tenant shall pay to Landlord one hundred percent (100%) of such excess within five (5) business days after request by Landlord.

(ii)

To the extent that any Tenant Change Order causes the total cost of the Landlord’s Work to be in excess of the Final Project Cost Proposal (but not the Tenant Improvement Allowance) (any such overrun, “Excess Project Cost”), then all such Excess Project Cost shall be paid by Tenant in the form of increased annual fixed rent. To the extent that any Tenant Change Order causes the total cost of the Landlord’s Work to be less than the Final Project Cost Proposal, then savings shall be passed on to Tenant in the form of a decrease in annual fixed rent (any such reduction, “Reduced Project Cost”). Excess Project Costs and Reduced Project Costs associated with Base Building Work shall be charged back or credited to the Tenant in the form of increased or decreased annual fixed rent at a rate of four and one half percent (4.5%) of the Excess Project Cost or Reduced Project Cost, amortized over a thirty (30) year period (the “Base Building Rent Adjustment”). Excess Project Costs and Reduced Project Costs associated with Tenant Improvement Work shall be charged back or credited to the Tenant in the form of increased or decreased annual fixed rent at a rate of seven and one half percent (7.5%) of the Excess Project Cost or Reduced Project Cost, amortized over a seven (7) year period (the “Tenant Improvement Rent Adjustment”).

(iii)

If Tenant fails to pay any amount when due pursuant to this Section 11 (A) Landlord may (but without obligation to do so) advance such funds on Tenant’s behalf, and Tenant shall be obligated to reimburse Landlord for the amount of funds so advanced on its behalf; and (B) in any event,

App. V-B - 5

Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered rent.

(iv)

At the time the final accounting is rendered by Landlord pursuant to this Section 11, there shall be an adjustment between Landlord and Tenant such that each shall only be required to contribute to the payment of the cost of the Tenant Improvement Work in accordance with the obligations set forth in this Section 11, which adjustment shall be made within ten (10) business days after Landlord notifies Tenant of the required adjustment. In the event that the cost of the Tenant Improvement Work is less than the Final Project Cost Proposal (as adjusted as herein), the amount of Tenant’s Contribution shall be reduced pro rata and credited to rent. In the event Tenant’s audit discloses that an overpayment or underpayment was made by Tenant, unless disputed by Landlord, there shall be an adjustment between Landlord and Tenant as soon as reasonably practicable such that each shall only be required to contribute to the payment of costs in accordance with the obligations set forth in this Section 11.

(v)

Landlord shall maintain a reasonable accounting system that enables Tenant to readily identify Landlord’s expenses, costs of goods, and use of funds in connection with the Base Building Work and the Tenant Improvement Work. Tenant and its authorized representatives shall have the right to audit, examine and make copies of or extracts from all financial and related records (in whatever form they may be kept, whether written, electronic, or other) relating to or pertaining to the Base Building Work and the Tenant Improvement Work kept by or under the control of Landlord, including, but not limited to those kept by Landlord, its employees, agents, assigns, successors, and subcontractors. Such records shall include, but not be limited to, accounting records, written policies and procedures; subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.); all paid vouchers including those for out-of-pocket expenses; other reimbursement supported by invoices; ledgers; journals; original estimates; estimating work sheets; contract amendments and change order files; backcharge logs and supporting documentation; insurance documents; payroll documents; timesheets; memoranda; and correspondence. Landlord shall keep full and detailed accounts and shall exercise such controls as may be necessary for the proper financial management of the Base Building Work and the Tenant Improvement Work (including such information as may be reasonably necessary to identify and equitably allocate any cost-savings applicable to the Base Building Work and the Tenant Improvement Work which Landlord achieves). Within sixty (60) days following the date on which the Base Building Work and the Tenant Improvement Work is completed, Landlord shall submit to Tenant a final and detailed accounting of all actual cost of the Base Building Work and the Tenant Improvement

App. V-B - 6

Work paid by Landlord. Tenant shall have the right to audit the books, records, and supporting documents of Landlord to the extent necessary to determine the accuracy of such accounting during normal business hours after giving Landlord at least ten (10) business days prior written notice. Tenant shall bear the cost of such audit, unless such audit discloses that Landlord has overstated the total of such costs by more than four percent (4%) of the actual amount of such costs, in which event Landlord shall pay the cost of Tenant’s audit. Any such audit must be conducted, if at all, within sixty (60) days after Landlord delivers such accounting to Tenant. Landlord shall cause its Contractor to deal directly with Tenant and Tenant’s appointed agents and representatives (but with the right of Landlord to participate) with respect to the exercise of Tenant’s audit rights under this Work Letter.

12.

Inspection; Construction Meetings. Tenant and Tenant’s Architect and Tenant’s Representative shall have the right, but shall not be obligated, to inspect Landlord’s Work from time to time throughout the course of construction in order to determine whether or not such work complies with the approved Tenant’s Plans and other requirements of this Work Letter (except for minor adjustments made necessary by field conditions), so long as such parties do not materially interfere with ongoing tasks and complies with all of the Contractor’s safety procedures. Landlord shall promptly correct at Landlord’s expense any material deviations from the Tenant’s Plans of which Tenant gives Landlord notice, subject to the other terms and conditions of this Work Letter. Tenant or Tenant’s Representative shall be invited as far in advance as possible to all material construction meetings relating to Landlord’s Work, including Contractor’s weekly construction meeting.

13.

Change Orders. Tenant may request changes in the final Tenant’s Plans from time to time during construction of the Landlord’s Work by submitting a written request describing any proposed change to Landlord (a “Tenant Change Proposal”). Any Tenant Change Proposal must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Any increase or decrease in the cost of the Tenant Improvement Work which results from a Tenant Change Proposal, if implemented, shall be added to or subtracted from the Final Project Cost Proposal, as the case may be. However, the cost of any Change Orders necessitated by compliance with applicable legal requirements or conditions on the Property shall be Landlord’s sole cost and expense. Landlord shall give notice back to Tenant responding to the Tenant Change Proposal within three (3) calendar days after Landlord’s receipt thereof, specifying the estimated effect, if any, in the cost of the Tenant Improvement Work and the estimated date of Substantial Completion, whichever is or are applicable, which would result from the subject Tenant Change Proposal, as determined by Landlord reasonably and in good faith based on cost and time estimation methods customarily utilized in the construction industry (the “Landlord’s Proposed Pricing/Timing Adjustment”). Tenant shall give notice back to Landlord approving or disapproving Landlord’s Proposed Pricing/Timing Adjustment within three (3) days after Tenant’s receipt thereof. If Tenant approves Landlord’s Proposed Pricing/Timing Adjustment, the subject Tenant Change Proposal shall become a change order and be incorporated into the final Tenant’s Plans executed in the construction of the Tenant Improvement Work (a “Change Order”). Tenant shall be responsible for any

App. V-B - 7

actual increase in cost of construction caused by Change Orders (up to the amount set forth in Landlord’s Proposed Pricing/Timing Adjustment which shall be approved by Tenant) provided such amount results, after all other adjustments, to an increase in the Final Project Cost. If Tenant disapproves or does not timely respond to the Landlord’s Proposed Pricing/Timing Adjustment, then the Parties shall work together to arrive at an acceptable Proposed Pricing/Time Adjustment to the Tenant Change Proposal and in furtherance thereof adjust cost estimates, contributions and completion dates in connection with the Landlord’s Work . Landlord shall not be authorized to make any other material changes in the final Tenant’s Plans without Tenant’s consent in writing.

14.

Oxygen Storage Tank. Landlord shall as part of Landlord’s Work install a concrete pad and piping on the exterior of the Building for the storage of oxygen/gas. Prior to the expiration of the Lease, Tenant shall remove the pad and restore the façade of the Building and the landscaping affected by the removal of the pad.

15.

Tel/Data Work. Tenant, at Tenant’s cost, may engage vendors and contractors (selected by Tenant and reasonably approved by Landlord) (collectively, “Tel/Data Contractors”) for the performance of any data/telecommunications cabling, wiring or systems required by Tenant for the Premises (collectively, “Tel/Data Work”), provided that all structured cabling, wiring, low voltage work and work to bring such utilities to the buildings shall be included as part of Landlord’s Work. The Tel/Data Work shall be performed no sooner than the date this Lease is signed, (the “Tel/Data Period”). The Tel/Data Contractors shall work in harmony and not interfere with the Contractor and its agents and contractors in performing their work or with any other tenants and occupants of the Building. If at any time the performance of the Tel/Data Work would cause or threaten to cause such disharmony or interference, Landlord, in its sole discretion, shall have the right upon twenty-four (24) hours written notice to Tenant, to postpone the Tel/Data Work. The Tel/Data Contractors shall not enter the Premises prior to the Commencement Date unless and until each of them shall furnish such assurances to Landlord, including but not limited to, insurance coverages, and waivers of lien as Landlord shall require to protect Landlord against any loss, casualty, liability, liens or claims.

16.

Manufacturing Cost Savings. Tenant’s Architect anticipates that the Landlord’s Work related to the HVAC system will result in a savings in Operating Expenses. If any savings are actually realized, the annual fixed rent shall be reduced on a dollar for dollar basis: (a) with respect to savings attributable to Base Building Work, amortized over a thirty (30) year term at four and one-half percent (4.5%), and (b) with respect to savings attributable to Tenant Improvement Work, amortized over a seven (7) year term at a rate of at seven and one-half percent (7.5%). Following the completion of Landlord’s Work, Landlord and Tenant shall work together in good faith to determine any cost savings and to adjust the annual fixed rent as a result of such savings pursuant to this Section 18. In the event any other costs savings are achieved as a result of “value engineering”, changes in scope of work or competitive bidding, or the Accelerated Work Premium (as defined below) the Landlord and Tenant will work in good faith adjust the rent accordingly and utilize amortization rates agreed upon for the Base Building Work and Tenant Improvements depending on which category such savings fall under.

App. V-B - 8

17.

Accelerated Construction Schedule. Landlord agrees that Landlord’s Work shall be performed by the Target Project Completion Date subject to the terms of this Lease which has been established in consideration of payment to Contractor of a premium for the accelerated work is estimated to be $265,312.00 (the “Accelerated Work Premium”). Each of Landlord and Tenant shall pay one half of the Accelerated Work Premium to the Contractor at such time the Contractor is selected. Landlord shall endeavor to have its contract with the Contractor contain offset language with respect to the Accelerated Work Premium, meaning that if Contractor fails to Substantially Complete Landlord’s Work on or prior to the Target Project Completion Date, Contractor shall refund a portion of the Accelerated Work Premium. To the extent that the Landlord’s Work is not Substantially Complete by the Target Project Completion Deadline and Landlord is successful in recovering any of the Accelerated Work Premium or any other amounts received as a penalty from the Contractor, Landlord and Tenant shall evenly split such amounts.

18.

Sustainability. Landlord is committed to conservation and energy efficiency. Landlord and Tenant believes it is in their mutual best interest that the Building and Premises be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a safe and productive work environment. Landlord shall not be obligated with respect to this Section 18 if such costs must be paid by Landlord and not by Tenant and other tenants through Operating Expenses or otherwise.

19.	Café Compressors. Landlord shall review the relocation of the compressor serving Café and make commercially reasonable efforts to relocate as part of the Tenant Improvement Work.

20.	Effect of Agreement. In the event of any inconsistency between this Work Letter and the Lease, the terms of this Work Letter shall prevail.

App. V-B - 9

EXHIBIT VB-1

Vapotherm - Tenant Improvements @ 100 Domain Drive, Exeter, New Hampshire

Drawing List

September 21, 2016

Sheet #	Drawing Title	Date	Rev. #	Rev. Date
ARCHITECTURAL
A0	Cover Sheet	08/31/16	2	09/21/16
Cl	Site Plan - Oxygen Tank Location & Details	08/31/16	1	09/13/16
Dl.l	Demolition Plan - Manufacturing Area	08/31/16	2	09/13/16
D1.2	Demolition Plan - Warehouse Area	08/31/16	3	09/21/16
Al.l	Floor Plan - Manufacturing Area	08/31/16	2	09/21/16
A1.2	Floor Plan - Warehouse Area	08/31/16	2	09/21/16
A2.1	Reflected Ceiling Plan - Manufacturing Area	08/31/16	1	09/13/16
A2.2	Reflected Ceiling Plan - Warehouse Area	08/31/16	1	09/13/16
A3	Enlarged Floor Plan and Ceiling Plan	08/31/16	1	09/13/16
A4.1	Interior Elevations	08/31/16	1	09/13/16
A4.2	Interior Elevations	08/31/16
A5	Casework Details	08/31/16	1	09/13/16
A6	Door and Finish Schedules	08/31/16	1	09/13/16
A7	Wall Sections	09/21/16
STRUCTURAL
SI	Roof Framing Plan	09/21/16
S2	Reinforcing Elevations & Details	09/21/16
PLUMBING
P1.0	Plumbing Specifications & Schedules	08/31/16	1	09/20/16
Pl.l	Plumbing Details	08/31/16	1	09/20/16
P2.0	Plumbing Floor Plan - Manufacturing Area	08/31/16	1	09/20/16
P2.1	Plumbing Floor Plan - Warehouse Area	08/31/16	1	09/20/16
P3.1	Plumbing Roof Plan - Manufacturing Area	08/31/16	1	09/20/16
P3.2	Plumbing Roof Plan - Warehouse Area	08/31/16	1	09/20/16
PD1.0	Plumbing Demolition Plan - Warehouse Area	08/31/16	1	09/20/16
MECHANICAL
Ml.l	HVAC Specifications	08/31/16	1	09/20/16
M2.1	HVAC Schedules	08/31/16	1	09/20/16
M2.2	HVAC Details	08/31/16	1	09/20/16
M3.1	HVAC Floor Plan - Manufacturing Area	08/31/16	1	09/20/16
M3.2	HVAC Floor Plan - Warehouse Area	08/31/16	1	09/20/16
M4.1	HVAC Roof Plan - Manufacturing Area	08/31/16	1	09/20/16
M4.2	HVAC Roof Plan - Warehouse Area	08/31/16	1	09/20/16

App. V-B1 - 1

Sheet #	Drawing Title	Date	Rev. #	Rev. Date
ELECTRICAL
E0.01	Electrical General Notes & Legend	08/31/16	1	09/21/16
E0.02	Panel Schedules & One-Line	08/31/16	1	09/21/16
E0.03	Panel Schedules	08/31/16	1	09/21/16
El.01	Lighting Floor Plan - Manufacturing	08/31/16	1	09/21/16
El.02	Lighting Floor Plan - Warehouse	08/31/16	1	09/21/16
E2.01	Power Floor Plan - Manufacturing	08/31/16	1	09/21/16
E2.02	Power Floor Plan - Warehouse	08/31/16	1	09/21/16
E3.01	Mechanical Floor Power Plan - Manufacturing	08/31/16	1	09/21/16
E3.02	Roof Power Plan - Manufacturing	08/31/16	1	09/21/16
E3.03	Roof Power Plan - Warehouse	08/31/16	1	09/21/16
FA0.01	Fire Alarm General Notes, Legend & One Line	08/31/16	1	09/21/16
FA1.01	Fire Alarm Plan	08/31/16	1	09/21/16

App. V-B1 - 2

App. V-B2 - 1

App. V-B2 - 2

App. V-B2 - 3

App. V-B2 - 4

App. V-B2 - 5

App. V-B2 - 6

EXHIBIT A

Legal Description of Property

A certain parcel of rand located in the towns of Exeter and Stratham, Rockingham County, New Hampshire, northerly of Route 101-D, northeasterly of New Hampshire Route 51, and westerly of Marin Way, shown as Lot 1 on a plan entitled “Subdivision Plan, Stratham NH” for Renwick Realty Trust, dated May 8, 1984, prepared by Kimball Chase Company, Inc., Portsmouth, New Hampshire, and recorded as Plan D-12522 with the Rockingham County Registry of Deeds, being more particularly described as follows:

Beginning at a point at the intersection of the westerly line of Marin Way and northerly line of Route 101D;

THENCE	running N 64° 40’ 20” W a distance of 140.55 feet along Route 101-D to a point at the intersection of the Right-of- Way of Route 101-D and Route 51,

THENCE	running the following courses along the Right-of-Way of New Hampshire Route 51;

N 46° 25’ 03” W	a distance of 961.95 feet to a point;
N 30° 25’ 25” W	a distance of 696.55 feet to a point;
N 22° 17’ 37” W	a distance of 389.87 feet to an iron pin at the northwesterly corner of land of Beatrice Rollins;

THENCE	running the following courses along land now or formerly of Beatrice Rollins;

N 57° 47’ 26” E	a distance of 59.04 feet to the end of a stone wall;
N 61° 58’ 58” E	a distance of 245.46 feet to a drill hole;
N 60° 03’ 55” E	a distance of 124.80 feet to a drill hole;
N 61° 31’ 08” E	a distance of 171.11 feet to a drill hole at the northeast corner of the herein described parcel;

THENCE	running the following courses along Lot 2 as shown on the above referenced plan;

S 40° 31’ 35” E	a distance of 760.65 feet to a point;
S 80° 11’ 03” E	a distance of 259.08 feet to a point;
S 63° 40’ 00” E	a distance of 100.00 feet to a point on a curve; along an arc to the left of radius 440.00 feet and length 52.85 feet to a point; along an arc to the left of radius 753.50 feet and length 487.10 feet to a point; along an arc to the left of radius 327.12 feet and length 266.63 feet to a point at the westerly line of Marin Way;

Exh. A-1

THENCE	running along the westerly line of Marin Way the following courses:

S 21° 19’ 40” W	a distance of 136.96 feet to an iron pin; along an arc to the left of radius 705.53 feet and length 258.59 to an iron pin; along an arc to the right of radius 455.00 feet and length 198.53 feet to an iron pin; along an arc to the right of radius 30.0 feet and length 47.12 feet to the point of beginning;

Together with non-exclusive easement to install sewer, water and gas lines over property of John and Phyllis Maher as set forth in Easement Agreement dated June 27, 1984 between John and Phyllis Maher and Susan Conway, Trustee of Renwick Realty Trust, and recorded in Book 2499, Page 1337.

Together with non-exclusive easement tin install sewer, water and gas lines over property of Exeter & Hampton Electric Company as set forth in Easement dated January 31, 1985 and recorded in Book 2531, Page 654.

Together with non-exclusive easement for ingress and egress over Lot 2 as shown on Subdivision Plan as set forth in Easement Agreement dated January 30, 1985 and recorded in Book 2531, Page 659.

Exh. A - 2

EXHIBIT B

Plan of the Premises

[to be attached]

Exh. B-1

EXHIBIT C

RULES AND REGULATIONS

150 AND 100 DOMAIN DRIVE, EXETER, NH

1.

Tenant shall not make any room-to-room canvas to solicit business from other tenants in the Property and shall not exhibit to sell, use, rent or exchange any item or services in or from the Premises or anywhere else in the Property.

2.	Tenant shall not make any use of the Premises which may be dangerous to person or property or which shall increase the cost of insurance or require additional insurance coverage.

3.

Except as otherwise permitted in the Lease, Tenant shall not paint, display, inscribe or affix any sign, picture, advertisement, notice, lettering or direction or install any lights on any part of the outside or inside of the Property, other than the Premises, and then not on any part of the inside of the Premises which can be seen from outside the Premises, except as approved by Landlord in writing.

4.

Tenant shall not use the name of the Building in advertising or other publicity, except as the address of its business, and shall not use pictures of the Building in advertising or publicity, without Landlord’s prior written consent.

5.

Tenant shall not obstruct or place objects on or in: sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Tenant shall not place objects against glass partitions or doors or windows or adjacent to an open common space which would be unsightly from the Building corridors or from the exterior of the Building.

6.	Bicycles shall not be permitted in the Building other than in a location designated by Landlord.

7.	Tenant shall not allow any animals other than seeing-eye dogs, in the Premises or the Property.

8.

Tenant shall not disturb other tenants or make excessive noises, cause disturbances, create excessive vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit excessive sound waves or are dangerous to other tenants of the Property or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Property or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices outside of the Property or the Premises.

9.

Tenant shall not waste electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning systems, and shall refrain from attempting to adjust any controls except for the thermostats within the Premises. Tenant shall keep all exterior doors to the Premises closed.

Exh. C-1

10.	Tenant will be responsible for securing its doors. When the Lease is terminated, Tenant shall deliver all keys to Landlord.

11.

Except as otherwise permitted in the Tenant Improvements, Tenant shall not install any signal, communication, alarm or other utility or service system or equipment without the prior written consent of Landlord.

12.

Tenant shall not use any draperies or other window coverings instead of or in addition to the Building standard window coverings designated and approved by Landlord for exclusive use throughout the Building. No awnings, curtains, blinds, shades, screen or other projections shall be attached to or hung in, or used in connection, with any window of the demised premises or any outside wall of the Building with the prior written consent of Landlord.

13.

Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Property. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

14.

Tenant shall not overload floors; and Tenant shall obtain Landlord’s prior written approval as to size, maximum weight, routing and location of business machines, safes, and heavy objects. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.

15.

In no event shall Tenant bring into the Property flammables such as gasoline, kerosene, naphtha and benzene, or explosives or firearms or any other articles, devices or products of an intrinsically dangerous nature.

16.

No person or contractor, unless approved in advance by Landlord, shall be employed to do janitorial work, interior window washing, or cleaning in the Premises, except for Tenant’s ability to have its own janitorial and cleaning service for certain parts of its Premises such as any lab areas.

17.	Tenant shall not use the Premises for lodging, cooking (except for microwave reheating and coffee makers) or manufacturing or selling any alcoholic beverages or for any illegal purposes.

18.	Tenant shall cooperate and participate in all reasonable security programs affecting the Property.

19.

Except for the areas specifically designed for its intended purpose, Tenant’s employees, agents, invitees and guests shall not loiter, eat drink, sit or lie in the lobby or other public areas of the Property. Tenant shall not go onto the roof of the Building or any other non-public area of the Property, and Landlord reserves all rights to control the public and non-public areas of the Property. In no event shall Tenant have access to any electrical, telephone, plumbing or other mechanical closets outside of Tenant’s space without Landlord’s prior written consent.

Exh. C - 2

20.	Tenant shall not use the freight or passenger elevators, loading docks or receiving areas of the Building except in accordance with regulations for their intended use established by Landlord.

21.

Tenant shall not dispose of any foreign substances, in the toilets, urinals, sinks, or other washroom facilities, nor shall Tenant permit such items to be used other than for their intended purposes; and Tenant shall be liable for all damages as a result of a violation of this rule.

22.

Tenant acknowledges that the Building is a non-smoking building. Tenant and its employees, guests, agents and invitees, shall be permitted to smoke only in those areas of the Property specifically designated by Landlord as smoking areas, and in no event shall Tenant allow its employees or invitees to smoke in the public areas of the Property.

23.	Tenant’s shipping, handling, receipt and distribution of packages and deliveries to and from the Premises shall be at locations designated by Landlord.

24.

Tenant shall keep the Premises free at all times of pests, rodents and other vermin and at the end of each business day Tenant shall place in the dumpster provided for the Property all trash and rubbish then in the demised premises.

25.

Landlord reserves the right to rescind, alter, waive and or establish any rules and regulations, which in its judgment, are necessary, desirable or proper for its best interests and the best interests of the occupants of the Building.

Exh. C - 3

EXHIBIT D

Form of Notice of Lease

[See Attached]

Exh. D-1

Return To:

NOTICE OF LEASE

WITH NOTICE OF RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

Pursuant to the provisions in of NH RSA 477:7-a, a notice of lease is hereby given as follows:

I.	Name and Address of Landlord/Lessor:

Albany Road - 100 Domain LLC

10 High Street, Suite 700

Boston, Massachusetts 02110

Name and Address of Tenant/Lessee:

Vapotherm, Inc.

22 Industrial Drive, Suite 1

Exeter, New Hampshire 03833

II.	Date of Execution of the Lease:

September 30, 2016

III.	Description of Lease Premises:

50,879 square feet of manufacturing, storage and office space within a building containing 263,486 rentable square foot (the “Building”) located at 100/150 Domain Drive, Exeter New Hampshire together with a non-exclusive right with other tenants of the Building to use all common areas and facilities, all of which is situated on the land described in Exhibit A.

V.	Date of Commencement, Term and Extensions:

Commencement Date as defined in the Lease is estimated to be December 1, 2016. When the Commencement date has been finally established, each of Landlord and Tenant shall execute a memorandum stating the Commencement Date, and reference may be made thereto. The Term of the Lease runs for Seven (7) years with two additional five (5) year options to renew.

VI.	Right of First Offer: Upon certain terms and conditions contained in the Lease (see Article XXVII) Tenant has the right of first offer with respect to adjacent space within the Building.

THIS NOTICE IS SUBJECT TO AND WITH THE BENEFIT OF THE SAME TERMS, RESTRICTIONS AND CONDITIONS CONTAINED IN THE ORIGINAL EXECUTED INSTRUMENT. THIS NOTICE OF LEASE IS EXECUTED ONLY FOR THE PURPOSE OF GIVING NOTICE OF THE EXISTENCE OF THE LEASE AND IS NOT INTENDED TO MODIFY, EXPAND OR REDUCE ANY OF THE RIGHTS OF THE LANDLORD OR THE TENANT SET FORTH IN THE LEASE. IN THE EVENT OF ANY CONFLICT OR

Exh. D - 2

INCONSISTENCY BETWEEN THE TERMS HEREOF AND THE TERMS OF THE LEASE, THE TERM S OF THE LEASE SHALL GOVERN.

[Remainder of Page Intentionally Blank. Signature Page to Follow]

Exh. D - 3

Executed this      day of             , 2016

VAPOTHERM, INC.

By:
Witness	Name:	John Landry
	Title:	Vice President and Chief Financial Officer

STATE OF NEW HAMPSHIRE

COUNTY OF

The foregoing instrument was acknowledged before me this      day of                      by John Landry as Vice President and Chief Financial Officer of Vapotherm, Inc., a Delaware Corporation.

Notary Public
Print Name:
My commission expires:

Exh. D - 4

Executed this      day of             , 2016

ALBANY ROAD - 100 DOMAIN LLC, a Delaware limited liability company

	By:	Albany Road-Domain Property Manager LLC, a Delaware limited liability company, its manager

By:
Witness	Name:	Christopher J. Knisley
	Title:	President

STATE OF NEW HAMPSHIRE
COUNTY OF

The foregoing instrument was acknowledged before me this      day of                      by Christopher J. Kinsley, as President of Albany Road - 100 Domain LLC, a Delaware limited liability company.

Notary Public
Print Name:
My commission expires:

Exh. D - 5

EXHIBIT A

Legal Description of Property

A certain parcel of rand located in the towns of Exeter and Stratham, Rockingham County, New Hampshire, northerly of Route 101-D, northeasterly of New Hampshire Route 51, and westerly of Marin Way, shown as Lot 1 on a plan entitled “Subdivision Plan, Stratham NH” for Renwick Realty Trust, dated May 8, 1984, prepared by Kimball Chase Company, Inc., Portsmouth, New Hampshire, and recorded as Plan D-l2522 with the Rockingham County Registry of Deeds, being more particularly described as follows:

Beginning at a point at the intersection of the westerly line of Marin Way and northerly line of Route 101D;

THENCE	running N 64° 40’ 20” W a distance of 140.55 feet along Route 101-D to a point at the intersection of the Right-of- Way of Route 101-D and Route 51,

THENCE	running the following courses along the Right-of-Way of New Hampshire Route 51;

N 46° 25’ 03” W	a distance of 961.95 feet to a point;

N 30° 25’ 25” W	a distance of 696.55 feet to a point;

N 22° 17’ 37” W	a distance of 389.87 feet to an iron pin at the northwesterly corner of land of Beatrice Rollins;

THENCE	running the following courses along land now or formerly of Beatrice Rollins;

N 57° 47’ 26” E	a distance of 59.04 feet to the end of a stone wall;

N 61° 58’ 58” E	a distance of 245.46 feet to a drill hole;

N 60° 03’ 55” E	a distance of 124.80 feet to a drill hole;

N 61° 31’ 08” E	a distance of 171.11 feet to a drill hole at the northeast comer of the herein described parcel;

THENCE	running the following courses along Lot 2 as shown on the above referenced plan;

S 40° 31’ 35” E	a distance of 760.65 feet to a point;

S 80° 11’ 03” E	a distance of 2 59.08 feet to a point;

Exh. D - 6

S 63° 40’ 00” E	a distance of 100.00 feet to a point on a curve; along an arc to the left of radius 440.00 feet and length 52.85 feet to a point; along an arc to the left of radius 753.50 feet and length 487.10 feet to a point; along an arc to the left of radius 327.12 feet and length 266.63 feet to a point at the westerly line of Marin Way;

THENCE	running along the westerly line of Marin Way the following courses:

S 210 19’ 40” W	a distance of 136.96 feet to an iron pin; along an arc to the left of radius 705.53 feet and length 258.59 to an iron pin; along an arc to the right of radius 455.00 feet and length 198.53 feet to an iron pin; along an arc to the right of radius 30.0 feet and length 47.12 feet to the point of beginning;

Together with non-exclusive easement to install sewer, water and gas lines over property of John and Phyllis Maher as set forth in Easement Agreement dated June 27, 1984 between John and Phyllis Maher and Susan Conway, Trustee of Renwick Realty Trust, and recorded in Book 2499. Page 1337.

Together with non-exclusive easement tin install sewer, water and gas lines over property of Exeter & Hampton Electric Company as set forth in Easement dated January 31, 1985 and recorded in Book 2531, Page 654.

Together with non-exclusive easement for ingress and egress over Lot 2 as shown on Subdivision Plan as set forth in Easement Agreement dated January 30, 1985 and recorded in Book 2531, Page 659.

Exh. D - 7

EXHIBIT E

Parking Facility

[See Attached]

Exh. E - 1

100 Domain Drive
EXETER, NEW HAMPSHIRE

Vapotherm, Inc. Lease
EXHIBIT D - PARKING FACILITY

West Parking Lot

Exh. E - 2

EXHIBIT F

Superior ROFO Rights

1.

Garnet Hill, Inc. has a right of first offer to expand into any space adjacent to tenant’s premises and into space that was occupied (as of 9/1/2015) by Hot Deals, Liberty Mutual, Performance Sports Group, Ltd. (Bauer), Digital Prospectors and TCI in the event any such space is vacated.

Exh. F - 1

EXHIBIT G

Location of Supplemental HVAC

[See Attached]

Exh. G - 1

Exh. G - 2

Exh. G - 3